Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230721

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 26, 2019)

6,757,000 shares

Waitr Holdings Inc.

Common Stock

We are offering 6,757,000 shares of our common stock, par value $0.0001 per share. Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “WTRH.” The last reported sale price of our common stock on Nasdaq on May 16, 2019 was $7.81 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement, page 6 of the accompanying prospectus and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$7.400	$50,001,800.00
Underwriting Discounts and Commissions (1)	$0.444	$3,000,108.00
Proceeds, before expenses, to us	$6.956	$47,001,692.00

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page S-65 of this prospectus supplement for additional information regarding underwriter compensation.

Delivery of the shares of common stock is expected to be made on or about May 21, 2019. We have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,013,550 shares of common stock at the public offering price described above. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,450,124.20, and the total proceeds to us, before expenses, will be $54,051,945.80.

Jefferies	RBC Capital Markets

Prospectus Supplement dated May 16, 2019

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On April 4, 2019, we filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 (File No. 333-230721) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on April 26, 2019. Under this shelf registration process, we may, from time to time, sell up to $300.0 million in the aggregate of common stock, preferred stock, debt securities, warrants and/or subscription rights in any combination.

The prospectus is in two parts. The first part is this prospectus supplement, which describes the specific terms of an offering of shares of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. If the information in this prospectus supplement is inconsistent with the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

We and the underwriters have not authorized anyone to provide you with any information or to make any representations other than those included or incorporated by reference in this prospectus supplement and the accompanying prospectus. If you receive any information not authorized by us, we and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, such information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” of this prospectus supplement, before investing in our common stock.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless the context otherwise requires, “Waitr,” the “Company,” “we,” “us,” “our” and similar names refer to Waitr Holdings Inc. together with its wholly owned subsidiaries.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Those forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. Specifically, forward-looking statements may include statements relating to:

∎	our future financial performance;

∎	the expected benefits from being a public company;

∎	the expected benefits and synergies from our acquisition of BiteSquad.com, LLC, a Minnesota limited liability company, or Bite Squad;

∎	the markets in which we operate;

∎	expansion plans and opportunities; and

∎

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

∎	the risk that our recent business combination and/or our acquisition of Bite Squad disrupts current plans and operations;

∎

the ability to recognize the anticipated benefits of our recent business combination and our acquisition of Bite Squad, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

∎	costs related to the integration of Bite Squad into our business;

∎	changes in applicable laws or regulations;

∎	fluctuations in the U.S. and/or global stock markets;

∎	the possibility that we may be adversely affected by other economic, business and/or competitive factors; and

∎

other risks and uncertainties described in this prospectus supplement under “Risk Factors” and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

Waitr operates an online food ordering and delivery platform, powered by its team of delivery drivers. Waitr’s business model is the three-sided marketplace (restaurants, drivers and diners), enabled by its purpose-built platform. The Company’s strategy is to bring delivery and carryout infrastructure to underserved populations of restaurants and diners and establish market leadership positions in the markets in which it operates. On January 17, 2019, Waitr acquired Bite Squad, an online food ordering and delivery platform, which also operates a three-sided marketplace, expanding Waitr’s scale and footprint across the United States to more than 600 cities. At March 31, 2019, Waitr operated in approximately 700 cities and had approximately 24,000 restaurants on the Platforms (as defined below). Waitr has recently experienced rapid growth and scale in terms of the number of restaurants on its Platforms, the number of Active Diners (as defined below) and the number of its overall orders on a pro forma basis for the acquisition of Bite Squad.

(1)	As of the end of the specified period.
(2)	Active Diners is defined as the number of diner accounts from which an order has been placed through the Platforms during the past twelve months (as of the end of the specified period).
(3)	Q1 2019 run rate reflects actual first quarter 2019 orders presented on an annualized basis. For a list of risk factors that may cause this to differ from actual results, see the risks described under “Risk Factors — Risks Related to Our Business.”

To achieve this growth and scale, Waitr has grown its diner base while increasing order frequency on a pro forma basis for the acquisition of Bite Squad.

(1)	Reflects the number of orders divided by diners during the specified period.
(2)	Diners in thousands.

Waitr’s business has been built with a restaurant-first philosophy by providing a differentiated and brand additive service to the restaurants on its Platforms. The Company connects diners and restaurants via Waitr’s website and mobile application, or the Waitr Platform, and Bite Squad’s website and mobile application, or the Bite Squad Platform and together with the Waitr Platform, the Platforms. The Platforms enable local restaurants to increase sales, provides diners with a great experience and provides its drivers with a steady schedule and predictable income. The Company has designed its offering to help local restaurants grow and succeed with features including deep and seamless integration, full restaurant menus with food photos, trained and uniformed drivers, ongoing local market support and flexible pricing plans. For diners, Waitr optimizes the journey from restaurant and food discovery through delivery, while providing superior restaurant selection and a great customer experience. Waitr provides diners easy-to-use, intuitive Platforms that make ordering carryout or delivery simple from any network-connected device. Waitr provides superior selection of restaurants in its markets, resulting in strong consumer interest. With Waitr’s intuitive interface and professional photos of nearly every menu item, Waitr allows diners to search and discover new local restaurants beyond the “menu drawer” and take the fear out of trying something new. Waitr’s simplifying and tech-enabled features, including favorites, swipe and buy, diner profiles, recent orders, group ordering, saved payment tokens and real-time delivery status updates, promote higher order frequency and diner retention.

Company drivers are brand ambassadors for Waitr and the primary point of contact with Waitr’s diners. As a result, Waitr invests significant resources in its drivers, including background checks, in-person interviews, training, uniforms, peer reviews and scheduled working hours. This allows Waitr to better manage a consistent delivery experience for both restaurants and diners, provides drivers with steady income and predictable hours and ensures efficient utilization of the driver workforce. At March 31, 2019, Waitr (including Bite Squad) had approximately 15,000 active delivery drivers, or drivers who worked during the last calendar month.

The Company generates revenue primarily when diners place an order on its Platforms. Waitr recognizes revenue from diner orders when orders are delivered. Revenue consists primarily of transaction fees, comprised of fees received from restaurants (determined as a percentage of the total food sales, net of any diner promotions or refunds to diners) and diner fees. The Company also generates revenue from setup and integration fees collected from certain restaurants to onboard them onto the Platforms and subscription fees from restaurants that opt to pay a monthly fee in lieu of a lump sum setup and integration fee. Additionally, the Company sells gift cards and recognizes revenue upon gift card redemption. Revenue also includes, to a significantly lesser extent, grocery diner fees (since the launch of this service in select markets in March 2017), and fees for restaurant marketing and data services.

The Waitr Solution

We have created differentiated software platforms purpose-built to serve restaurants, drivers and diners. Our business has been built with a focus on quality through providing brand-additive services to restaurants, which in turn benefits diners by providing superior restaurant selection and a great customer experience.

Restaurant Benefits

We believe that we provide restaurants with the following key benefits:

∎	Exposure. Our Platforms provide restaurants with access to incremental users and the opportunity to grow their consumer base.

∎	Incremental channels. Our Platforms provide restaurants with additional channels through which they can receive more orders, while building brand awareness, as they are discovered by more diners.

∎	Deep integration and customization. We provide professional photography for nearly all menu items, menu onboarding and real-time menu customization that restaurants can manage themselves.

∎

Restaurant Software Platforms. The Platforms provide restaurants with actionable data on diners’ order history and trends allowing restaurants to offer more tailored dishes and suggest more add-on items, which increases order values.

∎

Flexibility Around Price Point. We provide restaurants with flexibility around price point, charging restaurants under two fee models: (1) with an initial setup and integration fee and partnership level pricing, and (2) with a higher fee rate and no upfront setup and integration fee.

∎	Reliable Delivery. We provide restaurants and diners with accurate and timely deliveries by connecting them with our dedicated network of employee drivers.

Diner Benefits

We believe that we provide diners with the following key benefits:

∎	Selection. The restaurants on our Platforms represent a wide breadth of cuisines, price points and local favorites in each market to best serve the diverse tastes of its diners.

∎

Quick, Quality Service. We strive to deliver the right order, quickly and professionally, and have live customer support to assist diners, helping to ensure diner success when ordering on the Platforms.

∎

Discovery. The Platforms are designed to showcase menus with professional photography, giving diners a rich understanding of restaurants’ offerings; resulting in diners discovering restaurants they would like to visit in person, not just to order on the Platforms, further expanding the potential pool of dine-in customers for restaurants.

∎

Personalized Experience. We allow diners to tailor their orders to various layers of customization through easy-to-use Platforms. Diners can add frequent restaurants as favorites, keep track of past orders and split the cost of an order with friends.

∎

High Impact Local Partnerships. We focus on attracting local favorites to the Platforms and strive to create the right balance of cuisine and price points in all markets. Waitr’s specific focus on local favorites allows it to strive to achieve its “Local Everywhere” mantra across the United States.

∎	Convenience. We provide diners with intuitive Platforms that make ordering and delivery simple from any connected device. Diners can track their order and know exactly when to expect their food.

Driver Benefits

We believe that we provide drivers with the following benefits:

∎	Steady employment. Waitr offers its employee drivers regular, scheduled employment.

∎	Pay and Benefits. We pay our drivers by the hour at an attractive wage. Benefits are offered to qualifying employee drivers. We also believe that our pay rates to independent drivers are attractive.

∎

Flexibility. Employee drivers are offered the ability to drive part time or full-time, day or night. Further, Waitr offers its drivers the opportunity to exchange shifts with other drivers if needed. Both employee and independent contractor drivers enjoy flexible scheduling.

Business Strategy

The Company has historically grown its business by increasing the number of quality restaurants available on the Waitr Platform with a focus on full-service restaurants, which has facilitated growth in diners and orders, and intends to continue to do so on both Platforms. The Company intends to pursue the following growth strategies to grow the Platforms:

Increase sales through further penetration of its existing markets

We believe that our markets are at an early stage of growth, when measured by market penetration, and we plan to continue marketing and actively building our brands in existing markets by improving our offerings, technology platform depth and customer service.

Continue expansion into new markets, development of new products and services and invest in new technology

We have identified a substantial number of market opportunities surrounding or adjacent to our current geographic footprint as well as new market opportunities outside of our current footprint. We intend to continue to expand into new cities and geographies and plan to continue to enter and expand upon our product offerings across our marketplace. We contemplate expanding or rolling out additional product offerings, such as grocery, alcohol (where permitted) and dry goods delivery, all of which will continue to enhance the experience of users of the Platforms.

Deliver an excellent diner experience

We believe that by tailoring experiences on our Platforms to the nuances of local or regional markets, we can further improve the user experience and drive growth for our restaurants. We plan to continue investing in our direct sales teams and to add more restaurants and restaurant variety to the Platforms, and as a result, we expect to see an increase in diners and orders. A significant opportunity exists to expand existing diner spend, add new diners, and further establish and deepen leadership positions within our current markets.

Leverage relationships with our restaurants

We intend to utilize our existing relationships with diverse and high-quality restaurants to grow within our current markets as well as aid in our expansion into new markets.

Pursue Strategic Acquisitions

We intend to continue to selectively evaluate and pursue expansion opportunities in existing and new markets in both core and adjacent categories through strategic acquisitions.

Identify and Launch Markets

Our market strategy is predicated on leveraging best practices from the launch of prior markets. Our “playbook” is continuously refined and includes strategies around onboarding new restaurants, deploying adequate resources to new markets, sales and marketing and ongoing business development.

Identifying New Markets

As of March 31, 2019, we operated in 27 states across the United States with plans to expand into new markets in the future. We identify market opportunities based on several criteria, including proximity to our current market footprint and major interstate connectivity between our current and potential markets, which allows us to leverage our brands.

Launching New Markets

Waitr’s market launch process occurs over four phases; pre-launch, then phases one, two and three:

Pre-Launch: During pre-launch, Waitr identifies markets and key restaurants and performs a build / buy analysis to best evaluate organic market entry and the pipeline of potential acquisitions. When Waitr begins operations in a new market, Waitr first signs up new restaurants with in-person sales calls. Waitr’s emphasis is on signing the key influencers in a market and leveraging its relationships with multi-location partners and national and regional chains.

Phase One: Waitr measures the progress of a new market mainly by the number of orders per day it generates. During phase one, Waitr is building awareness in the community and growing its mobile application installation base, experiencing rapid growth in restaurants and users.

Phase Two: During phase two of market launch, Waitr experiences rapid growth in diner engagement and continues onboarding restaurants. Waitr becomes viral and word of mouth increases restaurant, diner and driver interest.

Phase Three: Finally, in phase three, Waitr reaches sustained profitability and focuses on optimizing operations. Waitr scales its in-market operations and support teams to handle increased order volumes, which initially leads to increased driver efficiency and drives margin increases.

Challenges

The Company faces several key challenges in continuing to grow its business and maintaining profitability, including the following:

∎	long-term growth depends on the Company’s ability to continue to expand its marketplace of restaurants and diners in a cost-effective manner;

∎	the ability to realize the benefits of acquired businesses depends on the successful integration of the operations of the acquired businesses with those of the Company;

∎

while the Company’s primary competition remains the traditional offline options including paper menus and telephoning in to restaurants for delivery or takeout, new competitors could emerge in the online food ordering and delivery industry and existing competitors could gain traction in the Company’s markets; and

∎

the continuing trend toward consolidation in the online and mobile app ordering and delivery industry may result in larger companies with greater financial resources and other competitive advantages than the Company’s and could impact the Company’s growth rates and ability to maintain profitability.

Corporate History

Originally formed on December 5, 2013 as a Louisiana corporation, Waitr Incorporated began operations in 2014 as a restaurant platform for online food ordering and delivery services, and grew quickly, connecting restaurants, diners and delivery drivers in various markets. Landcadia Holdings, Inc. was a special purpose acquisition company whose business was to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. It was incorporated in Delaware on November 19, 2008 as Leucadia Development Corporation and changed its name to Landcadia Holdings, Inc. on September 15, 2015.

On November 15, 2018, or the Closing Date, Waitr Holdings Inc. (formerly known as Landcadia Holdings, Inc.), a Delaware corporation, completed the acquisition of Waitr Incorporated, pursuant to the Agreement and Plan of Merger, dated as of May 16, 2018, or the Landcadia Merger Agreement, by and among the Company, Waitr Inc. (f/k/a Landcadia Merger Sub, Inc.), a Delaware corporation and wholly owned indirect subsidiary of the Company, or Merger Sub, and Waitr Incorporated. The transactions contemplated by the Landcadia Merger Agreement are referred to herein as the “Landcadia Business Combination.” Upon the consummation of the Landcadia Business Combination, Waitr Incorporated merged with and into Merger Sub, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned, indirect subsidiary of the Company. In connection with the closing of the Landcadia Business Combination, or the Closing, the Company changed its name from Landcadia Holdings, Inc. to Waitr Holdings Inc.

On January 17, 2019, Waitr completed the acquisition of Bite Squad, a Minnesota limited liability company, pursuant to that certain Agreement and Plan of Merger, dated as of December 11, 2018, or the Bite Squad Merger Agreement, by and among the Company, Bite Squad, and Wingtip Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, pursuant to which Bite Squad merged with and into Wingtip Merger Sub, Inc., with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability Company Act as a wholly owned, indirect subsidiary of the Company, or the Bite Squad Merger. Founded in 2012 and based in Minneapolis, Bite Squad operates a three-sided marketplace, consistent with Waitr, through the Bite Squad Platform.

Corporate Information

Our principal executive offices are located at 844 Ryan Street, Suite 300, Lake Charles, Louisiana 70601, and our telephone number is 1-337-534-6881. Our website is located at www.waitrapp.com. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

∎	reduced disclosure about our executive compensation arrangements;

∎	no non-binding advisory votes on executive compensation or golden parachute arrangements;

∎	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

∎

an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will cease to be an emerging growth company on the date that is the earliest of (1) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (2) December 31, 2021; (3) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or (4) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of the exemptions. We have elected not to “opt out” of the exemption for the delayed adoption of certain accounting standards which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

THE OFFERING

Common stock offered by us	6,757,000 shares of common stock.

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,013,550 shares of common stock.

Common stock to be outstanding immediately after this offering (1)	76,675,381 shares of common stock (or 77,688,931 shares of common stock if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, acquisitions, expansion into new markets, working capital and the repayment of debt. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase our securities.

Nasdaq symbol	“WTRH”

(1)	Except as otherwise indicated, all information in this prospectus supplement is based on 69,918,381 shares of common stock issued and outstanding as of May 15, 2019 and assumes no exercise by the underwriters of their option to purchase up to an additional 1,013,550 shares and excludes 1,090,239 shares of common stock issuable upon the vesting of outstanding equity awards under the Waitr Holdings Inc. 2018 Omnibus Incentive Plan, or the 2018 Incentive Plan, and the Waitr Inc. 2014 Stock Plan, or the 2014 Stock Plan, and 4,275,281 shares of common stock reserved for future issuance under the 2018 Incentive Plan.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth, for the periods and dates indicated, our summary historical financial and operating data. We have derived the statement of operations data for the fiscal years ended December 31, 2018, 2017 and 2016 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, or our Annual Report, which is incorporated by reference herein. We have derived the statement of operations data for the three months ended March 31, 2019 and 2018 and the balance sheet data as of March 31, 2019 from our unaudited condensed interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, or our Quarterly Report, which is incorporated by reference herein. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods.

The results for any interim period are not necessarily indicative of the results that may be expected for a full year. Additionally, our historical results are not necessarily indicative of future results. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements included in our Annual Report and in our Quarterly Report, which are incorporated by reference herein.

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2019 (1)	2018	2018	2017 (2)	2016 (2)
	(unaudited)
	(Dollars in thousands, except per share data)
Statement of Operations Data:
Revenue	$48,032	$12,409	$69,273	$22,911	$5,650
Costs and Expenses:
Operations and support	36,183	9,116	51,428	20,970	4,785
Sales and marketing	10,323	2,364	15,695	5,661	1,359
Research and development	1,940	588	3,913	1,586	395
General and administrative	18,918	3,513	31,148	9,437	4,161
Depreciation and amortization	4,116	226	1,223	723	267
Impairment of intangible assets	18	—	—	584	5
Loss on disposal of assets	5	8	9	33	3

Total costs and expenses	71,503	15,815	103,416	38,994	10,975

Loss from operations	(23,471)	(3,406)	(34,143)	(16,083)	(5,325)
Interest expense, net	1,266	171	1,416	281	4,467
(Gain) loss on derivatives	—	(162)	(337)	52	(484)
(Gain) loss on debt extinguishment	—	—	(486)	10,537	(599)
Other expenses (income)	(50)	1	2	(52)	8

Net loss before income tax expense (benefit)	(24,687)	(3,416)	(34,738)	(26,901)	(8,717)
Income tax expense (benefit)	62	11	(427)	6	5

Net loss	$(24,749)	$(3,427)	$(34,311)	$(26,907)	$(8,722)

Loss Per Share:
Basic and diluted net loss per share	$(0.38)	$(0.34)	$(2.18)	$(2.69)	$(1.02)

AS OF MARCH 31, 2019 (1)
(unaudited) (Dollars in thousands)
Balance Sheet Data (at end of period):
Total cash	$43,615
Total assets	392,080
Total liabilities	156,214
Total stockholders’ equity	235,866

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2019 (1)	2018	2018	2017 (2)	2016 (2)
	(unaudited)
	(Dollars in thousands)
Cash Flow Data:
Net cash used in operating activities	$(12,687)	$(1,051)	$(15,842)	$(12,411)	$(4,497)
Net cash used in investing activities	(193,062)	(516)	(3,761)	(1,874)	(826)
Net cash provided by financing activities	40,024	1,410	224,996	14,947	8,334
Operating Data:
Active Diners (as of period end) (3)	2,215,326	541,858	989,000	419,430	117,887
Average Daily Orders (4)	57,253	16,991	21,860	9,315	2,395
Gross Food Sales (5)	$170,403	$54,126	$278,833	$121,081	$31,430
Average Order Size (6)	$35.86	$35.39	$34.95	$35.61	$35.96
Other Financial Data:
Adjusted EBITDA (7)	$(9,936)	$(2,074)	$(13,210)	$(13,405)	$(4,465)
Pro forma revenue (8)(9)			$152,642	$64,231
Pro forma loss from operations (8)(9)			$(43,498)	$(49,574)
Pro forma gross margin (8)(9)(10)			29%	21%

(1)	The results of operations for Bite Squad are included in the Company’s consolidated financial statements beginning on the acquisition date, January 17, 2019.
(2)	Certain amounts have been reclassified to conform to current period presentation. These reclassifications had no impact on our reported total costs and expenses, loss from operations or net loss for the specified period. For additional information, see Note 2—Basis of Presentation and Summary of Significant Policies to our consolidated financial statements in our Annual Report, which is incorporated by reference herein.
(3)	Active Diners is defined as the number of diner accounts from which an order has been placed through the Platforms during the past twelve months (as of the end of the relevant period).
(4)	Average daily orders is defined as the number of orders during the period divided by the number of days in that period.
(5)	Gross Food Sales is defined as the total food and beverage sales, sales taxes, prepaid gratuities, and diner fees processed through the Platforms during a given period. Gross Food Sales are different than the order value upon which we charge our fee to restaurants, which excludes gratuities and diner fees. Prepaid gratuities, which are not included in our revenue, are determined by diners and may differ from order to order. Gratuities other than prepaid gratuities, such as cash tips, are not included in Gross Food Sales.
(6)	Average order size is defined as Gross Food Sales for a given period divided by the number of orders during the same period.
(7)

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States of America, or GAAP. We define Adjusted EBITDA as net loss adjusted to exclude interest expense, income taxes, depreciation and amortization, acquisition and restructuring costs, stock-based compensation expense, impairments of intangible assets and gains and losses associated with derivatives and debt extinguishments, and when applicable, other expenses that do not reflect our core operations. We use this non-GAAP financial measure as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions and restructuring, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP. While we believe Adjusted EBITDA is commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with GAAP.

Adjusted EBITDA has important limitations as an analytical tool and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

∎	it does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

∎	it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

∎	it does not reflect changes in, or cash requirements for, our working capital needs;

∎

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacements;

∎	it does not reflect our income tax expense or the cash requirements to pay our taxes;

∎	it does not reflect stock based compensation;

∎	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

∎	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

A reconciliation of our Adjusted EBITDA to our net loss is provided below:

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2019	2018	2018	2017 (2)	2016 (2)
	(unaudited)
	(Dollars in thousands)
Net loss	$(24,749)	$(3,427)	$(34,311)	$(26,907)	$(8,722)
Interest expense	1,605	172	1,823	281	4,467
Income taxes	62	11	(427)	6	5
Depreciation and amortization	4,116	226	1,223	723	267
Stock-based compensation	2,063	1,106	13,060	1,319	596
(Gain) loss on derivatives	—	(162)	(337)	52	(484)
Impairment of intangible assets	18	—	—	584	5
(Gain) loss on early debt extinguishment	—	—	(486)	10,537	(599)
Business combination related expenditures	6,949	—	6,245	—	—

Adjusted EBITDA	$(9,936)	$(2,074)	$(13,210)	$(13,405)	$(4,465)

(8)	The unaudited pro forma financial data for the year ended December 31, 2018 gives pro forma effect to the Landcadia Business Combination, the acquisition of Bite Squad, the Credit Agreement (as defined below), the issuance of warrants exercisable for 384,615 shares of common stock of the Company to lenders under the Credit Agreement in connection with entering into the Credit Agreement, the Credit Agreement Amendment (as defined below), the issuance of 325,000 shares of common stock of the Company to the lenders under the Credit Agreement Amendment in a private placement in connection with entering into the Credit Agreement Amendment, the Convertible Notes Credit Agreement (as defined below) and the amendment to the Convertible Notes Credit Agreement as if they had been completed on January 1, 2018.
(9)	The unaudited pro forma financial data for the year ended December 31, 2017 gives pro forma effect to the Landcadia Business Combination, the acquisition of Bite Squad, the Credit Agreement, the issuance of warrants exercisable for 384,615 shares of common stock of the Company to lenders under the Credit Agreement in connection with entering into the Credit Agreement, the Credit Agreement Amendment, the issuance of 325,000 shares of common stock of the Company to the lenders under the Credit Agreement Amendment in a private placement in connection with entering into the Credit Agreement Amendment, the Convertible Notes Credit Agreement and the amendment to the Convertible Notes Credit Agreement as if they had been completed on January 1, 2017.
(10)

Gross margin is a financial measure that is not calculated in accordance with GAAP. We define gross margin as loss from operations adjusted to exclude sales and marketing, research and development, general and administrative, depreciation and amortization, related party expenses, impairment on intangible assets and loss on disposal of assets, divided by revenue. We use this non-GAAP financial measure as a key performance measure because we believe it facilitates operating performance comparisons from period to period. Gross margin is not a measurement of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP. While we believe gross margin is commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of gross margin may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with GAAP.

Gross margin has important limitations as an analytical tool and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

∎	it does not reflect our sales and marketing, research and development, general and administrative expenses and related party expenses;

∎

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and gross margin does not reflect the cash requirements for such replacements;

∎	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

∎	other companies in our industry may calculate gross margin differently than we do, limiting its usefulness as a comparative measure.

A reconciliation of our pro forma gross margin to our pro forma loss from operations is provided below:

	YEAR ENDED DECEMBER 31,
	2018 (7)	2017 (2)(8)
	(unaudited) (Dollars in thousands)
Pro forma loss from operations	$(43,498)	$(49,574)
Pro forma sales and marketing	29,897	16,456
Pro forma research and development	6,009	5,663
Pro forma general and administrative	31,576	20,817
Pro forma depreciation and amortization	19,504	18,929
Pro forma related party expenses	415	415
Pro forma impairment of intangible assets	—	584
Pro forma loss on disposal of assets	9	33

	$43,912	$13,359

Pro forma revenue	$152,642	$64,231
Pro forma gross margin	29%	21%

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. You should also consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2018 under “Item 1A. Risk Factors,” which are incorporated by reference herein, as well as other risks, information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related To Our Business

Our industry is affected by general economic and business risks that are largely beyond our control.

Our industry is highly cyclical, and our business is dependent on a number of factors, many of which are beyond our control. We believe that some of the most significant of these factors are economic changes that affect supply and demand in dining out in general, such as:

∎	changes in diners’ dining habits and in the availability of disposable income for ordering food from restaurants;

∎	excess restaurant capacity in comparison with food order demand;

∎	downturns in restaurants’ business cycles; and

∎	recessionary economic cycles.

The risks associated with these factors are heightened when the U.S. and/or global economy is weakened. Some of the principal risks during such times are as follows:

∎

we may experience low overall food and beverage order levels, which may impair our driver utilization, because our diners’ demand for our services generally correlate with the strength of the U.S. and, to a lesser extent, global economy;

∎

certain of our restaurants may face credit issues and cash flow problems, particularly if they encounter increased financing costs or decreased access to capital, which may decrease diner demand for restaurant prepared food, and such issues and problems may affect the number of orders that occur through the Platforms;

∎

food ordering and dining out patterns may change as food supply chains are redesigned and customer tastes change, resulting in an imbalance between our restaurants’ available menu items and the demands of Active Diners, or the number of diner accounts from which an order has been placed through our Platforms, during the past twelve months (as of the end of the relevant period); and

∎

diners may select competitors that offer lower delivery charges, commission rates or other charges from among existing choices in an attempt to lower their costs, and we might be forced to lower our rates or lose restaurants offering food or diners ordering food through the Platforms.

We are also subject to cost increases outside of our control that could materially reduce our profitability if we are unable to increase our rates sufficiently. Such cost increases include, but are not limited to, increases in fuel prices, driver wages, independent contractor driver rates, interest rates, taxes, tolls, license and registration fees, insurance, payment processing fees, and healthcare for our employees.

Our restaurants’ business levels also may be negatively affected by adverse economic conditions or financial constraints, which could lead to disruptions in the availability of popular order items, reducing use of the Platforms. A significant interruption in our normal order levels could disrupt our operations, increase our costs and negatively impact our ability to serve our diners.

In addition, events outside our control, such as strikes or other work stoppages at our facilities, among our drivers or at our restaurant diners’ locations, or actual or threatened armed conflicts or terrorist attacks, efforts to combat terrorism, military action against a foreign state or group located in a foreign state, or heightened security requirements could lead to reduced economic demand, reduced availability of credit or ordering capabilities of the Platforms. Such events or enhanced security measures in connection with such events could impair our operations and result in higher operating costs.

We have limited operational history; we are subject to developmental risks associated with the development of any new business.

We lack significant operational history by which future performance may be judged or compared. Any future success that we may enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in the Company. As a result, our past quarterly financial results do not necessarily indicate future performance. Investors should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Investors should not rely upon our past quarterly financial results as indicators of future performance. The numerous factors, which we are unable to predict or are outside of our control, include the following:

∎	We may not be able to accurately forecast revenues and plan operating expenses;

∎

We may be unable to fund our working capital requirements or maintain compliance with our debt covenants, particularly if our forecast regarding the sufficiency of our liquidity is inaccurate or our expenses exceed our expectations;

∎	We may be unable to scale our technological and operational infrastructure to accommodate rapid growth in diners, orders or customer support needs;

∎	Our management team has had limited experience operating a public company and could be unable to transition from a developmental stage business to a larger organization;

∎	Our growth may depend on acquisitions, and our management team does not have significant experience managing acquisitions of other businesses;

∎	The relatively quick transition to a public company could pose operational, financial and quality risks that we are unable to manage effectively;

∎	The development and introduction of new products or services by us or our competitors is uncertain;

∎

Competing with traditional ordering methods or delivery services provided directly by restaurants (or third parties) to consumers over the phone or through their own websites or other means could pose a risk to our growth and financial performance;

∎

Our ability to maintain and grow our number of Active Diners, orders during a relevant period divided by the number of days in that period, or our Average Daily Orders, total food and beverage sales, sales tax, prepaid gratuities and diner fees processed through our Platforms during a given period, or our Gross Food Sales, and order frequency is not guaranteed;

∎	Our ability to attract and retain restaurants over long periods of time has not been tested in several markets;

∎	Our ability to attract and retain key employees and personnel to support growth and revenue has not been tested in several markets;

∎	Seasonal and weather-related fluctuations in spending by consumers relating to food delivery can be unpredictable;

∎	The acceptable pricing of our onboarding and services fees to restaurants and diner fees to consumers and restaurants has not been tested widely;

∎	Our ability to increase onboarding, services, diner fees and other revenue does not enjoy long historical data trends;

∎	The diversification and growth of revenue sources beyond current onboarding, services and diner fees has not been demonstrated;

∎	Increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive are unpredictable;

∎

Our ability to maintain gross margins and operating margins can be difficult to predict and impacted by numerous factors beyond our control (for example, due to transaction charge increases, technology cost increases, and other items);

∎	We may experience system failures or breaches of security and privacy that could pose a harm on their own and could affect consumers’ confidence in our services;

∎	We may not be able to adequately manage key third party service providers;

∎	We may experience changes in diner or restaurant behavior or preferences;

∎	Payment processing costs could increase, or we could fail to implement our own payment processing solution;

∎

Internal controls, especially in light of the accelerated process with respect to the Landcadia Business Combination and Bite Squad Merger, may not keep pace with necessary requirements from a business, accounting or legal point of view; and

∎

We may experience casualties or safety hazards or issues with our drivers or third parties that come into contact with our drivers, all of which could be difficult to predict and which could impact our operating costs and diner or restaurant use of the Platforms.

If we fail to retain existing diners or add new diners, or if our diners decrease their number of orders or order sizes on the Platforms, our revenue, financial results, and business may be adversely affected.

The number of our Active Diners and total Gross Food Sales are critical to our success. Our financial performance has been and will continue to be significantly determined by our success in adding, retaining, and engaging Active Diners who make orders for delivery using the Platforms. We anticipate that our Active Diner growth rate will decline over time as the size of our Active Diner base increases, and as we achieve higher market penetration rates. To the extent our Active Diner growth rate slows, our business performance will become increasingly dependent on our ability to increase sizes and frequencies of orders in current and new markets. If diners do not perceive the Platforms to be useful, reliable, and trustworthy, we may not be able to attract or retain diners or otherwise maintain or increase the frequency and amount of our orders. A decrease in diner retention, growth, or order frequency (or overall order price) could render the Platforms less attractive to restaurants, which may have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect diner retention, growth, and engagement, thereby adversely affecting our revenue, financial results, and future growth potential, including if:

∎	diners increasingly order through competing products or services;

∎	we fail to introduce new and improved services or menu items or if we introduce new services that are not favorably received;

∎	we are unable to successfully maintain our efforts to provide a satisfactory delivery and ordering experience;

∎

we are unable to continue to develop products for mobile devices that users find engaging, that work with a variety of mobile operating systems and networks, and that achieve a high level of market acceptance;

∎

there are changes in diner sentiment about the quality or usefulness of the Platforms, delivery quality, food quality or other products or concerns related to privacy and sharing, safety, security, or other factors;

∎	we are unable to manage and prioritize information to ensure diners are presented with menu items that are interesting, useful, and relevant to them;

∎

there are adverse changes in the Platforms, delivery services or restaurant services or products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees;

∎	technical or other problems prevent us from delivering food in a rapid and reliable manner or otherwise affect the user experience or enjoyment of food or beverages delivered;

∎	we adopt policies or procedures related to delivery, ordering or user data that are perceived negatively by our diners or the general public;

∎	we fail to provide adequate customer service to restaurants, diners, drivers, or advertisers;

∎	we, our drivers, restaurants on the Platforms, or other companies in the mobile food delivery or ordering industry are the subject of adverse media reports or other negative publicity;

∎	restaurants develop direct-to-consumer applications or online ordering and delivery services;

∎	we experience significant losses associated with litigation or claims for which insurance is inadequate;

∎	we are affected by changes to generally accepted accounting principles;

∎	we experience fluctuations based on macroeconomic conditions; or

∎	we are unable to maintain and increase our Active Diner base and order frequency or our Average Daily Orders and Gross Food Sales.

We generate a substantial amount of our revenue from restaurants viewed positively by diners. The loss of restaurants to the Platforms could seriously harm our business.

Substantially all of our revenue is derived from items offered by restaurants to diners on the Platforms. The number of Active Diners, Average Daily Orders and Gross Food Sales depends on the availability of quality items available on the Platforms from restaurants viewed positively by diners. In addition, we generate a significant portion of revenue from onboarding fees and sales commissions from having restaurants actively participating on the Platforms. As is typical in our industry, restaurants do not agree to long-term contracts with us, and they are generally free to leave the Platforms with minimal notice. While no single restaurant accounts for more than 10% of our revenue, many of the restaurants on our Platforms only recently started providing menu items on the Platforms, and they spend a relatively small portion of their overall budget with us. In addition, some restaurants may view the Platforms as experimental and unproven. Restaurants will not continue to do business with us if we do not increase revenues for them or provide delivery or takeout ordering for diners in an effective manner, or if they do not believe that their investment in onboarding for the Platforms will generate a competitive return relative to other alternatives, including from our competitors.

Moreover, we rely heavily on our ability to collect and disclose data and metrics to and for restaurants to attract new restaurants and retain existing restaurants. For example, we present historical data about sales to demonstrate our value to attract new restaurants to the Platforms. Any restriction, whether by law, regulation, policy, or other reason, on our ability to collect and disclose data that restaurants find useful would impede our ability to attract and retain restaurants.

We cannot assure that growth in the number of restaurants on the Platforms will continue at historical rates, and the addition of new restaurants to the Platforms and retention of existing restaurants on the Platforms could decline due to a number of factors. First, the cost of adding new restaurants or retaining existing restaurants on the Platforms could increase substantially. Competition to advertise our services to restaurants will likely increase as a result of increasing competition among similar companies for a finite pool of restaurants. In addition, the number of options available to restaurants may result in downward pressure on the prices that restaurants are willing to pay for our services. As more choices become available for diners to order delivery or takeout from restaurants, the number and frequency of our word-of-mouth and/or organic referrals may decline. Our efforts to attract and retain new restaurants in new geographical areas as a result of our current expansion efforts are unproven and may not be successful.

If we fail to attract new restaurants or retain existing restaurants, especially those restaurants that are most popular with diners, our financial results could materially suffer.

If our delivery service levels decline or if restaurants do not see increases in business, restaurants could leave the Platforms, reducing revenue and significantly harming our business.

Restaurants will not continue to do business with us or will be unwilling to pay onboarding or other services fees if we do not deliver food and beverages in a timely, professional and friendly manner or if they do not believe that their investment in the Waitr Platform or the Bite Squad Platform, as applicable, will produce an increase in revenue from delivery or takeout orders. Our service fee and commission revenue and the availability of restaurants on the Platforms could be negatively impacted by the following factors, among others:

∎	Decreases in the number of Active Diners or Average Daily Orders on the Platforms;

∎	Loss of online or mobile food delivery market share to competitors;

∎	Inability to professionally and accurately display menu items to consumers on the Platforms;

∎	Adverse media reports or other negative publicity involving the Company, our drivers, restaurants on our Platforms or other companies in our industry; and

∎	The impact of macroeconomic conditions and conditions in the restaurant industry in general.

If we are not able to maintain and enhance our brands, or if events occur that damage our reputation and brands, our ability to expand our base of diners and restaurants may be impaired, and our business and financial results may be harmed. Unfavorable media coverage could seriously harm our business.

Our brands have significantly contributed to the success of our business. We also believe that maintaining and enhancing our brands is critical to expanding our base of diners and restaurants. Many of our new diners are referred by existing diners, and, therefore, we strive to ensure that our diners remain favorably inclined towards the Platforms and the online ordering service. Maintaining and enhancing our brands will depend largely on our ability to continue to provide useful, reliable, trustworthy, and innovative services, which we may not do successfully. We may introduce new services, products or terms of service that diners do not like, which may negatively affect our brands.

Additionally, the actions of restaurants that are on our Platforms (or their food quality or safety), delivery driver employees and independent contractors and others may affect our brands if consumers do not have a positive experience interacting with those parties after using the Platforms. We may experience media, legislative, or regulatory scrutiny of our delivery and food safety record, our delivery experience, privacy matters or other issues, which may adversely affect our reputation and brands. We may also fail to provide adequate customer service, which could erode confidence in our brands. Our brands may also be negatively affected by the actions of restaurants that are on our Platforms, such as providing food that is of low quality or unsafe. Maintaining and enhancing our brands may require us to make substantial investments and these investments may not be successful. We face the potential loss of our trade name due to certain litigation. For additional information regarding this litigation, see Item 1. Legal Proceedings in our Quarterly Report, which is incorporated by reference herein. If we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, our business and financial results may be adversely affected.

We rely on restaurants in our network for many aspects of our business, and their failure to maintain their service levels could harm our business.

Diners demand quality food at reasonable prices. Diners’ ability to obtain such quality food from restaurants they like on a timely basis through the Platforms drives the primary value of the Platforms. Our ability to provide diners with a high-quality and compelling food ordering experience depends, in part, on diners’ receiving competitive prices, convenience, customer service and responsiveness from restaurants from whom they order. If these restaurants do not meet or exceed diner expectations with competitive levels of convenience, customer service, price and responsiveness, the value of our brands may be harmed, our ability to attract new diners to the Platforms may be limited and the number of diners placing orders through the Platforms may decline, which could have a material adverse effect on our business, financial condition and results of operations. Likewise, if restaurants face challenges or difficulties set forth elsewhere in these risk factors, the number of restaurants on the Platforms could decline, the price of food could increase or customer service levels could suffer, all of which could harm our business and results of operations.

Seasonality and the impact of inclement weather adversely affect our operations and profitability.

We observe that diner behavior patterns and demand for the services we provide generally fluctuate during the year on both of our Platforms. For example, order frequency tends to increase from September to March and we generally experience a relative decrease in diner activity from April to August primarily as a result of weather patterns, summer breaks and other vacation periods. In addition, orders in cities or towns with college campuses tend to fluctuate with the start and end of the school year, which can comprise a large part of our overall revenue in certain locations. Our revenues fluctuate according to these patterns and due to the timing of certain holidays within each quarter and result in quarterly fluctuations. As a result, diner activity and demand for our services is generally stronger in our first and fourth fiscal quarters as compared to our second and third fiscal quarters. In addition, other seasonality trends may develop and the existing seasonality and diner behavior that we experience may change or become more extreme, including as a result of factors outside of our control.

We sometimes experience large influxes of orders during inclement weather when consumers do not wish to leave their homes to eat restaurant food. Such inclement weather events are unpredictable in many cases. In such events, the availability of drivers could be limited due to unsafe driving conditions or the refusal or unwillingness of drivers to work during such weather events. This can result in substantially delayed delivery times and diner frustration with our services, reducing the willingness of consumers to order using the Platforms in the future. We have in the past experienced increased order volume during certain holidays, while facing a simultaneous shortage in drivers, which can also result in substantial delivery delays and diner frustration. In addition, the likelihood of accidents may increase during inclement weather events, thereby increasing the costs to us of each delivery, exposing us to potential litigation or accident claims and reducing overall driver efficiency. Any of these events could substantially impact our revenue and results of operations and our ability to grow and operate our business.

We may not continue to grow at historical growth rates or achieve profitability in the future.

Our revenue has grown substantially in recent periods, and this growth rate may not be sustainable. We believe that our growth rates of Active Diners and Gross Food Sales will decline over time. Historically, our diner growth has been a primary driver of growth in our revenue. We expect that diner growth, the addition of new restaurants to the Platforms and our revenue growth rates will decline as the size of our Active Diner base increases and as we achieve higher market penetration rates. As our growth rates decline, investors’ perceptions of our business may be adversely affected and the market price of our common stock could decline. We may not realize sufficient revenue to achieve profitability and may incur losses in the future for several reasons, including insufficient growth in new menu items, declining Active Diners or orders, increasing competition, costs to scale our business and technology and other risks described elsewhere in this prospectus supplement.

Our inability to manage growth and meet demand could harm our operations and brands.

Occasions have arisen in the past in which we were not able to adequately meet surges in orders and consumer demand. Although we have added additional employees and resources to manage growth, most of these employees have been with the company only a very short period of time. We have and intend to continue to make substantial investments in technology, customer service, sales and marketing infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. We may not be able to manage growth effectively. If we do not manage the growth of our business and operations effectively, the quality of the Platforms and efficiency of our operations could suffer, which could harm our brands, business and results of operations.

Our business depends on discretionary spending patterns in the areas in which the restaurants on our Platforms operate and in the economy at large, and economic downturns could materially adversely affect our results of operations.

Purchases at restaurants and food and beverage hospitality services locations are discretionary for consumers and we are therefore susceptible to changes in discretionary patterns or economic slowdowns in the geographic areas in which restaurants on our Platforms operate and in the economy at large. We believe that consumers generally are more willing to make discretionary purchases, including delivery or takeout of restaurant meals, during favorable economic conditions. Disruptions in the overall economy, including high unemployment, financial market volatility and unpredictability, and the related reduction in consumer confidence could negatively affect food and beverage sales throughout the restaurant industry, including orders through the Platforms. In addition, we believe that a proportion of our weekday revenues, particularly during the lunch hour, are derived from business customers using expense accounts. Our business therefore may be affected by reduced expense account or other business-related dining by business clientele. There is also a risk that if uncertain economic conditions persist for an extended period of time or worsen, consumers might make long-lasting changes to their discretionary spending behavior, including ordering food or takeout less frequently. The ability of the U.S. economy to handle this uncertainty is likely to be affected by many national and international factors that are beyond our control. These factors, including national, regional and local politics and economic conditions, disposable consumer income and consumer confidence, also affect discretionary consumer spending. If any of these factors cause restaurants to cease operations or cease using the Platforms, it could also significantly harm our financial results, for the reasons set forth elsewhere in these risk factors. Continued uncertainty in or a worsening of the economy, generally or in a number of our markets, and diners’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new market openings or cease operations in existing markets.

We prioritize the experience of restaurants and diners over short-term profitability at times, which may cause us to forego short-term opportunities and could impact our profitability.

Our culture prioritizes its long-term diner and restaurant experience and loyalty over short-term financial condition or results of operations. We frequently make decisions that may reduce our short-term revenue or profitability if we believe that the decisions benefit the aggregate diner and restaurant experience and will thereby improve our financial performance over the long term. For example, we monitor how restaurant responsiveness to orders affects diners’ experiences to ensure long delivery times are not perceived as a problem for hungry diners, and we may decide to remove certain restaurant offerings on the Platforms to ensure our diners’ satisfaction in the overall delivery experience. In addition, we may make changes to the Platforms or offerings on the Platforms based on feedback provided by diners and restaurants. These decisions may not produce the long-term benefits that we expect, in which case our growth and engagement, our relationships with diners and restaurants, and our business could be materially adversely affected.

If use of the Internet via websites, mobile devices and other platforms, particularly with respect to online food ordering, does not continue to increase as rapidly as we anticipate, our business and growth prospects will be harmed.

Our business and growth prospects substantially depend upon the continued and increasing use of the Internet and mobile telecommunications as an effective medium of transactions by diners. Orders on the Platforms are conducted using the Internet and/or mobile networks. Historical rate of growth and adoption in Internet and mobile wireless communications may not predict future rates of growth or adoption. Diners or restaurants may not continue to use the Internet or mobile networking services to order their food at current or increased growth rates or at all. Consumers in our industry (and in others) may reject the use of the Internet and mobile applications as a viable platform or resource for a number of reasons in the future, including:

∎	actual or perceived lack of security of information or privacy protection;

∎	possible disruptions, computer viruses or other damage to Internet servers, users’ computers or mobile applications;

∎	excessive governmental regulation; and

∎	unacceptable delays due to actual or perceived limitations of wireless networks.

Our operations depend on mobile operating systems, hardware, networks and standards that we do not control. Changes in our products or to those operating systems, hardware, networks or standards may seriously harm our Active Diner growth, retention, and engagement.

A large percentage of our revenues and growth occur on mobile devices using the Waitr App and the Bite Squad App, or collectively, the Apps. Because the Apps are used primarily on mobile devices, the Apps must remain interoperable with popular mobile operating systems, Android and iOS, and related hardware, including but not limited to mobile devices. We have no control over these operating systems or hardware, and any changes to these systems or hardware that degrade our products’ functionality, or give preferential treatment to competitive products, could seriously harm the usage of the Apps on mobile devices. Our competitors could attempt to make arrangements with Apple or Google to make interoperability of our products with those mobile operating systems more difficult or display their competitive offerings more prominently than ours. Similarly, our competitors could enter into other arrangements with mobile device manufacturers, wireless network carriers or Internet service providers that diminish the functionality of the Apps. We plan to continue to introduce new products regularly and have experienced that it takes time to optimize such products to function with these operating systems and hardware, impacting the popularity of such products, and we expect this trend to continue.

The majority of our diner engagement is on smartphones with iOS operating systems. As a result, although our products work with Android mobile devices, we have prioritized development of the Apps to operate with iOS operating systems rather than smartphones with Android operating systems. To continue growth in user engagement, we will need to prioritize development of our products to operate on smartphones with Android operating systems. If we are unable to improve operability of our products on smartphones with Android operating systems, and those smartphones become more popular and fewer people use smartphones with iOS operating systems, our business could be adversely affected.

The nature of our business and content on the Platforms exposes us to potential liability and expenses for legal claims that could materially affect our results of operations and business.

We face potential liability, expenses for legal claims and harm to our business relating to the nature of the takeout food business, including potential claims related to food offerings, delivery and quality. For example, third parties could assert legal claims against us in connection with personal injuries related to food poisoning or tampering or accidents caused by the delivery drivers in our network. Alternatively, we could be subject to legal claims relating to the sale of alcoholic beverages by our restaurants to underage diners.

Reports of food-borne illnesses, whether true or not, could adversely impact the results of our operations regardless of whether our diners actually suffer such illnesses from orders on the Platforms. Food-borne illnesses and other food safety issues have occurred in the food industry in the past, and could occur in the future. In addition, consumer preferences could be affected by health concerns about the consumption of foods provided on the Platforms, even if those concerns do not directly relate to food items available on the Platforms. A negative report or negative publicity, whether related to a restaurant on one of our Platforms or to a competitor in the industry, may have an adverse impact on demand for the restaurants’ food and could result in decreased diner orders on the Platforms. A decrease in orders or Active Diners as a result of these health concerns or negative publicity could materially harm our brands, business, financial condition and results of operations.

Furthermore, our reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by factors outside of our control and that multiple markets for our services would be affected rather than a single market. We cannot assure that all food items will be properly maintained during delivery to diners or that our employees or contractors will identify food that is problematic upon pickup. If diners become ill from food-borne illnesses, we and/or restaurants on our Platforms could be forced to temporarily suspend service. Furthermore, any instances of food contamination, whether or not they are related to us, could subject us or restaurants to regulation by applicable governmental authorities.

We face the prospect of liabilities and expenses relating to the content and other information that we publish on the Platforms, third party sites and/or relating to our marketing efforts. We could face claims based on the violation of intellectual property rights, such as copyright infringement claims based on the unauthorized use of menu content or other items. Although we typically obtain a restaurant’s consent to publish their menu items prior to posting them on the Platforms, we may not always be successful in obtaining such consent. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. If any of these events occur, our business and financial results could be adversely affected.

Most of our drivers are employees, and the remainder are independent contractors. Almost all of our orders are delivered by drivers of motor vehicles. Some of our drivers have been involved in motor vehicle accidents, and it is almost certain that some of our drivers will be in motor vehicle accidents in the future. Although we maintain insurance policies in an attempt to cover the risks associated with a motor vehicle delivery business, we make no assurances that we will be able to maintain sufficient coverage of all claims relating to such injuries or accidents that foreseeably arise in this line of business. Furthermore, we have in the past and could in the future receive denial of coverage for particular insurance claims relating to injuries, accidents or violations.

We have incurred and expect to continue to incur expenses relating to legal claims. The frequency of such claims could increase proportionally to growth in the number of restaurants and diners on the Platforms and the number of drivers on the road. We have experienced diversion of attention by management to address these claims, and such claims can result in significant costs to investigate and defend, regardless of the merits of such claims. The potentially significant number and amount of claims could materially affect our results of operations and harm our business.

Our business is dependent on our ability to maintain and scale our technical infrastructure, and any significant disruption in our service could damage our reputation, result in a potential loss of diners and engagement, or adversely affect our financial results.

Our reputation and ability to attract, retain, and serve our diners, drivers and restaurants depends upon the reliable performance of the Platforms and their underlying technical infrastructure. We have experienced service disruptions, and may experience future disruptions, outages or other performance problems due to a variety of factors. As the Platforms grow more complex, store more information and service higher numbers of diners, their technical infrastructure could suffer. We may not be able to identify causes of performance issues or service disruptions.

Our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If the Platforms are unavailable when diners, drivers or restaurants attempt to access them, or if they do not load as quickly as they expect, these key users may not return to the Platforms as often in the future, or at all. As our Active Diners and restaurants and the amount and types of information shared on the Platforms continue to grow, we will need an increasing amount of technical infrastructure, including network capacity, and computing power, to continue to satisfy the needs of our diners, drivers and restaurants. It is possible that we may fail to effectively scale and grow our technical infrastructure to accommodate these increased demands. In addition, our business is subject to interruptions, delays, or failures resulting from natural disasters, terrorism, or other catastrophic events.

A substantial portion of our network infrastructure is provided by third parties. Substantially all of the communications, network and computer hardware used to operate our websites and mobile applications are located in the United States in Amazon Web Services and Google Cloud Platform data centers. We do not own or control the operation of these facilities. In addition, we may not have sufficient protection or recovery plans in certain circumstances. We may not always maintain redundancy for certain hardware. Any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide.

We expect to continue to make significant investments to maintain and improve the availability of the Platforms and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations would be harmed.

We have spent and expect to continue to spend substantial amounts on technology infrastructure and services to handle the traffic on our websites and mobile applications and to help shorten the length of or prevent system interruptions. The operation of these systems is expensive and complex and we could experience operational failures.

Although we carry business interruption insurance, it may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our service as a result of system failures.

Personal data, internet security breaches or loss of data provided by our diners, drivers or restaurants on our Platforms could violate applicable law and contracts with key service providers and could result in liability to us, damage to our reputation and brand and harm to our business.

Mobile malware, viruses, hacking, and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Although it is difficult to determine what, if any, harm may directly result from an interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of restaurants, drivers or diners may seriously harm our reputation and our ability to retain and attract new Active Diners, drivers and restaurants.

We rely on third-party billing and payment processing providers, many of whom may collect and store sensitive data, including legally-protected personal information. Examples include diner order payment processing third parties, payroll and service payment processing third parties and other payment and other service providers who collect and store diner, restaurant or employee information. We may also process and store and use additional third-parties to process and store sensitive intellectual property and other proprietary business information, including that of the restaurants on our Platforms. While we intend to maintain data privacy and security measures that are compliant with applicable privacy laws and regulations, future security breaches could subject us and/or these third-party service providers to liability for violations of various laws, rules or regulations, civil liability, government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.

We may become a payment processor at some point in the future and may be unable to comply with applicable law or standards, resulting in harm to our business.

Although we currently do not directly store or process payments on behalf of restaurants or diners and use third parties to do so, we may choose to do so in the future. We would need to comply with Payment Card Industry, or PCI, and Data Security Standard, or the Standard, if we choose to pursue this possibility. The Standard is a comprehensive set of requirements for enhancing payment account data security that was developed by the PCI Security Standards Council to help facilitate the broad adoption of consistent data security measures. Payment card network rules would require us to comply with the Standard, and our failure to do so may result in fines or restrictions on our ability to accept payment cards if we elected to become a payment processor. Under certain circumstances specified in the payment card network rules, we could be required in the future to submit to periodic audits, self-assessments or other assessments of our compliance with the Standard. Such activities may reveal that we had failed to comply with the Standard. If an audit, self-assessment or other test determines that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time-consuming remediation efforts. In addition, even if we comply with the Standard, there is no assurance that we will be protected from a security breach. Payment processing businesses involve complex financial, cybersecurity and other factors that may be difficult to us. We cannot ensure that the cost savings or additional revenue from becoming a payment processor would exceed the significant costs associated with that decision.

We are subject to a number of risks related to the credit card and debit card payments we accept.

We accept payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.

We currently rely exclusively on one third-party vendor to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if this vendor becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. If we or our processing vendor fails to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed.

The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we or the restaurants accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations and financial condition.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. We are required to comply with payment card industry security standards. Failing to comply with those standards may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors. Any failure to comply fully also may subject us to fines, penalties, damages and civil liability, and may result in the loss of our ability to accept credit and debit card payments. Further, there is no guarantee that such compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of data pertaining to credit and debit cards, card holders and transactions.

If we fail to maintain our chargeback rate or refund rates at acceptable levels, our processing vendor may increase its transaction fees or terminate its relationship with us. Any increases in applicable credit and debit card fees could harm our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to operate our business.

We rely on third-party vendors to provide products and services, and we could be adversely impacted if they fail to fulfill their obligations.

We depend on third-party vendors and partners to provide us with certain products and services, including components of our computer systems, software, data centers, payment processors and telecommunications networks, to conduct our business. For example, we rely on third parties for services such as organizing and accumulating certain daily transaction data on orders. We also rely on third parties for specific software and hardware used in providing our products and services. Some of these organizations and service providers may provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.

Our systems and operations or those of our third-party vendors and partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant vendors and partners or our vendors and partners may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our vendors and partners to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability.

Our industry is highly competitive and fragmented, and our business and results of operations may suffer if we are unable to adequately address downward pricing and other competitive pressures.

We compete with many traditional and online and mobile app food ordering and general delivery companies of varying sizes, including some that may have greater access to restaurants, a wider range of services, a wider range of menu or delivery items, greater capital resources, or other competitive advantages. Traditional food ordering techniques involve advertising by restaurants in low cost paper publications, through traditional online and offline media channels, with consumers simply calling restaurants or delivery services to place orders. Traditional takeout or delivery services are often lower cost than the Platforms and are difficult to disrupt. We also compete with smaller, regional and local companies that cover specific locations with specific restaurants or that offer niche services. We also compete, to a lesser extent, with restaurants that hire their own delivery drivers for online, mobile application or telephone orders. Numerous competitive factors could impair our ability to maintain or improve our profitability. These factors include the following:

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Many of our competitors’ periodically reduce or eliminate their delivery charges to consumers or commissions that they charge to restaurants to gain business, especially during times of increased competition or reduced growth in the economy, which may limit our ability to maintain or increase our order commissions and delivery charges, may require us to reduce our order commissions and delivery charges or may limit our ability to maintain or expand our business;

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Some restaurants have reduced or may reduce the number of mobile app or online ordering and delivery services and technologies that they use by selecting a single core company or a limited number of providers as approved service providers, and in some instances, we may not be selected;

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Restaurants could solicit bids from multiple service providers for their mobile application or online food ordering and delivery needs, which may depress onboarding fees, service fees, take rates or result in a loss of business to competitors;

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The continuing trend toward consolidation in the online and mobile app ordering and delivery industry may result in larger companies with greater financial resources and other competitive advantages, and we may have difficulty competing with them;

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Advances in technology may require us to increase investments in order to remain competitive, and our restaurant diners and consumers may not be willing to accept higher onboarding fees, service fees, take rates or delivery charges to cover the cost of these investments;

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Higher fuel prices and, in turn, higher fuel surcharges to our drivers may cause some of our drivers to demand higher wages or otherwise result in additional expense to us for reimbursement of mileage to drivers;

∎	Competition from “gig economy” companies in general may negatively impact our driver, restaurant customer and/or consumer relationships and service rates;

∎	We may have higher exposure to litigation risks as compared to other providers of delivery services; and

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Restaurants could develop their own online or mobile app food ordering and delivery technology and hire their own drivers to make their own deliveries, which could reduce demand for our services to restaurants and limit choices for consumers, reducing the number and frequency of orders using our technology.

We face substantial competition in technology innovation and distribution. If we are unable to continue to innovate and provide technology desirable to diners and restaurants, our business operations could materially suffer.

We face significant competition in almost every aspect of our business. We must continuously innovate to improve our existing Platform technology and ensure that our products and services are well received. Mobile applications, internet enabled technology and online e-commerce are constantly changing. We face competition from larger and more established companies such as Uber, GrubHub, Door Dash and others. Smaller companies also provide similar services and technology. Furthermore, larger companies such as Facebook, Google, Apple and others could choose to offer similar services or technology at comparatively little additional costs to themselves. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. These products, features, and services may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies.

Our ability to compete effectively in the deployment of innovative products depends on factors outside of our control, including the following:

∎	Usefulness, ease of use, performance and reliability of our products compared to those of our competitors;

∎	Size and composition of base of Active Diners;

∎	Engagement of Active Diners with the Platforms;

∎	The timing and market acceptance of products, including developments and enhancements to the Platforms or our competitors’ products;

∎	Customer service and support efforts;

∎	Acquisitions or consolidation within our industry, which may result in more formidable competitors; and

∎	Our ability to attract, retain, and motivate talented employees, particularly software engineers.

Developing the Platforms, which include the Apps, websites and other technologies, entails significant technical and business risks. We may use new technologies ineffectively, or we may fail to adapt to emerging industry standards. If we face material delays in introducing new or enhanced products or if our recently introduced products do not perform in accordance with our expectations, the restaurants and diners in our network may forego the use of our products in favor of those of our competitors.

We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract diners to the Platforms, and if we are unable to attract diners and convert them into Active Diners making orders in a cost-effective manner, our business and financial results may be harmed.

Our success depends on our ability to attract online diners to the Platforms and convert them into orders in a cost-effective manner. We depend, in part, on search engines, display advertising, social media, email, content-based online advertising and other online sources to generate traffic to our websites and downloads of the Apps. We are included in search results as a result of both paid search listings, where we purchase specific search terms that result in the inclusion of our advertisement, and, separately, organic searches that depend upon the content on websites owned and maintained by us.

Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain diners due to diners’ use of ad-blocking software, our business could suffer.

If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumers and traffic to our websites could decrease, any of which could have a material adverse effect on our business, financial condition and results of operations.

The loss of senior management or key operating personnel could adversely affect our operations. We depend on skilled personnel to grow and operate our business, and our failure to hire, retain or attract key personnel could adversely affect our business.

Our success to date has depended, and will continue to depend, largely on the skills, efforts and motivation of our executive officers and our senior management team, who generally have significant experience with the Company and within our industry. We also depend on the continued service of key operating and technology personnel. We also anticipate growth in diners and restaurants due to having the benefit of a relationship with our directors Tilman J. Fertitta and Steven L. Scheinthal and Fertitta Entertainment, Inc., Landry’s and other entities or businesses associated with Messrs. Fertitta or Scheinthal. Although we anticipate a great deal of support and benefit from relationships with these individuals or entities, our results of operations could suffer if contractual relationships fail to materialize from these associations, such relationships are terminated or we lose either individual as a director. If for any reason the services of our key personnel were to become unavailable, there could be a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

As we continue to grow, we cannot guarantee that we will continue to attract the personnel we need to maintain our competitive position. In particular, we intend to hire a significant number of engineering, customer support, driver and sales personnel in the coming year. We expect to face significant competition from other companies in hiring such personnel, particularly in larger markets to which we expand. As we mature, the incentives to attract, retain, and motivate employees provided by equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. Additionally, we have a number of current employees whose equity ownership in the Company gives them a substantial amount of personal wealth. As a result, it may be difficult for us to continue to retain and motivate these employees, and this wealth could affect their decisions about whether or not they continue to work for us. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We plan to continue to base a substantial amount of our operations in Lake Charles and Lafayette, Louisiana. It could become difficult to continue to attract or retain to these locations key engineering, sales and other talent required to compete with larger competitors whose operations are based in larger cities, where such talent historically may be easier to find. In addition, demographic trends favoring population growth in larger cities and away from smaller cities may make this increasingly difficult. Retaining and attracting key talent is extremely competitive in the high technology industry, particularly in the areas of mobile applications and Internet technology. If we are unable to retain or attract key talent or personnel, our operations could suffer, thereby materially adversely affecting our business.

Driver shortages and increases in driver compensation could adversely affect our profitability and ability to maintain or grow our business.

Driver shortages could require us to spend more to attract and retain employee and independent contractor drivers. We could face a challenge with attracting and retaining qualified drivers primarily due to intense market competition, which may subject us to increased payments for driver compensation and independent contractor driver rates. Also, because of the intense competition for drivers, we may face difficulty maintaining or increasing our number of employee and independent contractor drivers. Further, with respect to independent contractor drivers, shortages can result from contractual terms or company policies that make contracting with us less desirable to certain independent contractor drivers. In addition, the “on-call” or “on-demand” nature of the way that we ask independent contractor drivers to pick up shifts during busy times may result in difficulties procuring such independent contractor drivers when we need that labor most. Such a shortage could result in material harm to our business or reputation. Due to the absence of long-term contracts, independent contractors can quickly terminate their relationships with us. If we are unable to continue to attract and retain a sufficient number of employee and independent contractor drivers, we could face difficulty meeting consumer order demands or be forced to forego business that would otherwise be available to us, which could adversely affect our profitability and ability to maintain or grow our business.

Major hurricanes, tropical cyclones, and other instances of severe weather or other natural phenomena would cause significant losses.

Our services and operations are subject to interruption, decreases in consumer entertainment spending and damage and destruction to company property as a result of severe local weather conditions or other natural phenomena. Our headquarters are located in areas that have historically been and could, in the future, be materially and adversely affected by damage resulting from a major tropical cyclone, significant rain event, a hurricane, or other severe weather phenomena. In addition, we rely on third parties for critical infrastructure and services. Any of these third parties could be subject to disruptions due to similar major weather events, which could adversely affect our business and financial results.

We may also suffer from weather-related or other events, such as tornadoes, hurricanes, blizzards, ice storms, floods, fires, widespread computer viruses, terrorist attacks, acts of war and explosions, which may disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, affect regional economies, destroy our assets or the assets of our customers or otherwise adversely affect the business or financial condition of our customers (both restaurant and diner), any of which could adversely affect our results or make our results more volatile. In addition, third parties that provide critical technology, services and infrastructure, such as data centers, telecommunications networks and the like remain vulnerable to these types of events, all of which could disrupt critical services for us, adversely affecting our financial results and operations.

Such adverse weather occurrences could materially impact orders on the Platforms and our delivery capabilities, thus severely decreasing our revenue and increasing costs. Further, in the event of any such weather occurrence, our insurance may not be sufficient to cover the costs of repairing or replacing damaged equipment and we may suffer a significant decline in revenues if any of the restaurants on the Platforms are closed for an extended period of time or these events result in significant disruption to telecommunications systems, including the Internet or mobile phone services. Any such events could materially and adversely affect our business and the results of our operations.

Increases in food, labor, fuel and other costs could adversely affect our business.

Changes in food and supply costs are a part of a restaurant’s business. The prices of food, labor, fuel or energy could continue to increase in the near future. Restaurants on our Platforms may be unable to absorb higher costs without raising prices or ceasing operations. Restaurant profitability is dependent on, among other things, a restaurant’s ability to anticipate and react to changes in the costs of key operating resources, including food and other raw materials, labor, energy and other supplies and services. Substantial increases in costs and expenses could impact operating results of restaurants on our Platforms to the extent that such increases cannot be passed along to diners using the Platforms (or otherwise). The impact of inflation on food, labor, and energy costs can significantly affect our profitability if such inflation results in fewer restaurants, diners or orders that occur on the Platforms.

Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges, which could affect our drivers’ costs and the amount that we must reimburse such drivers for services. Because most of the restaurants on the Platforms sell moderately priced food, we may choose not to, or be unable to, pass along commodity price increases to diners on the Platforms. Additionally, significant increases in gasoline prices could result in a decrease of deliveries or the available driver labor pool. If delivery time slows as a result, our reputation could be harmed, and the number of diners or orders could decline, harming our business.

The restaurant business is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, energy costs, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher costs for each of food, labor, benefits and utilities, the availability and cost of suitable sites, fluctuating insurance rates, state and local regulations and licensing requirements, legal claims, and the availability of an adequate number of qualified management and hourly employees also affect restaurant operations and administrative expenses. If restaurants on our Platforms cannot adequately pass costs along to diners or otherwise finance or pay for these higher costs, they may cease operations, reduce offerings on the Platforms or otherwise demand lower commissions or diner fees from us, thereby reducing revenue and harming our business.

We plan to continue to make acquisitions, which could require significant management attention, disrupt our business, dilute our stockholders, and seriously harm our business.

As part of our business strategy, we have made and intend to make acquisitions to add specialized employees and complementary companies, products, and technologies. Our ability to acquire and successfully integrate larger or more complex companies, products, and technologies is unproven. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our competitors have large cash reserves and aggressive acquisition strategies, and we may not be able to successfully attract acquisition targets to the same degree as our competitors. Our previous and future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by diners, restaurants, drivers or investors. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company and culture, our business could be seriously harmed. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or use the acquired products, technology, and personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt, or issue equity securities to pay for any acquisition, any of which could seriously harm our business. Selling equity to finance any such acquisitions would also dilute our stockholders. Incurring debt would increase our fixed obligations and could also include covenants or other restrictions that would impede our operations.

Our storage, processing and use of data, some of which contains personal information, subjects us to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including user privacy, sweepstakes, rewards or coupons, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, e-commerce, competition, protection of minors, consumer protection, taxation, libel, defamation, internet or data usage, and online-payment services. Both in the United States and abroad, these laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. Because we store, process, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in diner and restaurant growth, orders, retention, or engagement, any of which could adversely affect our business.

If we cannot protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

We rely and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property. We do not currently hold any issued patents. In the future, we may acquire patents or patent portfolios, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business.

We have registered the trademark “Waitr,” along with its stylized logo, with the U.S. Patent & Trademark Office. We have also registered the trademark “Waigo.” Waiter.com, Inc. sued Waitr Incorporated in 2016 in the United States

District Court for the Western District of Louisiana alleging, among other things, trademark infringement based on the use of the name “Waitr.” Although we believe that Waiter.com, Inc.’s lawsuit is baseless, there is a risk that the court could find that our use of the name “Waitr” infringes the rights of Waiter.com, Inc. In such event, the court could award Waiter.com, Inc. significant damages and/or order that we discontinue our use of the name “Waitr.” Any such adverse ruling or finding could materially adversely affect our financial results and operations. Having to use a different name could confuse restaurants and/or diners, resulting in fewer orders.

We are currently, and expect to be in the future, party to patent lawsuits and other intellectual property rights claims that are expensive and time consuming, and, if resolved adversely, could have a significant impact on our business, financial condition, or results of operations.

Companies in the Internet, technology, and mobile application industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Furthermore, from time to time we may introduce new products, including in areas where we currently do not compete, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities.

As a public company, we may receive letters demanding that we cease and desist using certain intellectual property. Some of these may result in litigation against us. Defending patent and other intellectual property litigation costs large amounts of money and time and can impose a significant burden on management and employees. Favorable final outcomes do not occur in all cases. In addition, plaintiffs may seek, and we may become subject to, preliminary or provisional rulings in the course of any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. For example, a ruling in the lawsuit filed by Waiter.com, Inc. could require that we stop using the name Waitr. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology, names or practices or discontinue the practices.

The development of alternative non-infringing technology, names or practices could require significant effort and expense or may not be feasible. Our business, financial condition, or results of operations could be adversely affected as a result of an unfavorable resolution of the disputes and litigation referred to above.

Our use of open source software could expose us to “copyleft” claims or otherwise subject us to business or legal risk.

We use open source software in our products. Our use of open source software in our products may require us to license innovations that are material to our business and may also expose us to increased litigation risk. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. Insufficient capital can harm our operating, business and financial results.

We intend to continue to make investments to support our growth and may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve brand awareness, develop new product and service offerings or further improve the Platforms and existing product and service offerings, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets also may have an adverse effect on our ability to obtain debt financing.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be materially adversely affected.

If our employees were to unionize, our operating costs could increase and our ability to compete could be impaired.

None of our employees are currently represented under a collective bargaining agreement; however, we always face the risk that our employees will try to unionize, and if our independent contractors were ever re-classified as employees, the magnitude of this risk would increase. Further, Congress or one or more states could approve legislation and/or the National Labor Relations Board, or the NLRB, could render decisions or implement rule changes that could significantly affect our business and our relationship with employees, including actions that could substantially liberalize the procedures for union organization. For example, in December 2014, the NLRB implemented a final rule amending the agency’s representation-case proceedings that govern the procedures for union representation. Pursuant to this amendment, union elections can now be held within 10 to 21 days after the union requests a vote, which makes it easier for unions to successfully organize all employers, in all industries. In addition, we can offer no assurance that the Department of Labor will not adopt new regulations or interpret existing regulations in a manner that would favor the agenda of unions.

Any attempt to organize by our employees could result in increased legal and other associated costs and divert management attention, and if we entered into a collective bargaining agreement, the terms could negatively affect our costs, efficiency and ability to generate acceptable returns on the affected operations. In particular, the unionization of our employees could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects because:

∎	restrictive work rules could hamper our efforts to improve and sustain operating efficiency and could impair our service reputation and limit our ability to provide next-day services;

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a strike or work stoppage could negatively impact our profitability and could damage customer and employee relationships, and some shippers may limit their use of unionized trucking companies because of the threat of strikes and other work stoppages; and

∎	an election and bargaining process could divert management’s time and attention from our overall objectives and impose significant expenses.

If our independent contractor drivers fail to meet our contractual obligations or otherwise fail to perform in a manner consistent with our requirements, we may be required to utilize alternative service providers at potentially higher prices or with some degree of disruption of the services that we provide to diners. If we fail to deliver on time, if our delivery obligations are not otherwise met, or if the costs of our services increase, then our profitability and restaurant relationships could be harmed.

We currently rely upon a small portion of independent contractor drivers to perform the services for which we contract with restaurants. Our reliance on independent contractor drivers, even if small by comparison to our use of employee drivers, creates numerous risks for our business. This increases the risk of driver shortages at critical times, such as peak order times.

The financial condition and operating costs of our independent contractor drivers are affected by conditions and events that are beyond our control and may also be beyond their control. Adverse changes in the financial condition of our independent contractor drivers or increases in their car ownership or operating costs could cause them to seek higher revenues or to cease their business relationships with us. The prices that we charge our diners could be impacted by such issues, which may in turn limit pricing flexibility with diners, resulting in fewer delivery orders and decreasing our revenues.

Independent contractor drivers typically utilize shirts and food carrier equipment bearing our trade names and trademarks. If one of our independent contractor drivers is subject to negative publicity, it could negatively reflect on us and have a material and adverse effect on our business, brand and financial performance. Under certain laws, we could also be subject to allegations of liability for the activities of our independent contractor drivers.

Independent contractor drivers are third-party service providers, as compared to company drivers who are employed by us. As independent business owners, our independent contractor drivers may make business or personal decisions that conflict with our best interests. For example, if an order is unprofitable, route distance is further than desired or personal scheduling conflicts arise, an independent contractor driver may deny orders from time to time. In these circumstances, we must be able to timely deliver food orders to maintain relationships with diners and restaurants on the Platforms. The unwillingness of independent contractor drivers to perform their services when and where they are needed could adversely harm our financial performance and operating results.

If our independent contractors are deemed by regulators or judicial process to be our employees, then our business and results of operations could be adversely affected.

Tax and other regulatory authorities have in the past sought to assert that independent contractors in certain types of food delivery and/or driving positions are employees of the company for which they are delivering or driving, rather than independent contractors. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If our independent contractor drivers are determined to be our employees, we would incur additional exposure under federal and state tax, workers’ compensation, unemployment benefits, labor, employment, and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management.

As a public company, we need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of a Nasdaq company. For example, we need to:

∎	institute a more comprehensive compliance function;

∎	comply with rules promulgated by Nasdaq;

∎	prepare and distribute periodic public reports in compliance with obligations under the federal securities laws;

∎	establish new internal policies, such as those relating to insider trading; and

∎	involve and retain to a greater degree outside counsel and accountants in the above activities.

Complying with statutes, regulations and requirements relating to public companies will occupy a significant amount of time of management and will significantly increase our costs and expenses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, our management may not be able to implement programs and policies to comply with such statutes, regulations and requirements in an effective and timely manner.

Changes to the Fair Labor Standards Act of 1938 and state minimum wage laws raising minimum wages or eliminating tip credit in calculating wages paid could have a material adverse effect on our profitability.

Most of our drivers are paid the local minimum wage, subject to tip credit laws. Either an increase in local minimum wage or the elimination of tip credit will increase labor costs, which could have a material adverse effect on our financial results.

The following are risks related to the Bite Squad Merger:

∎

Combining the two companies may prove to be more difficult, costly and time consuming than expected, which could cause us not to realize some or all of the anticipated benefits and synergies of the Bite Squad Merger.

∎

In connection with the Bite Squad Merger, we have incurred additional debt, which could adversely affect us, including by lowering our credit ratings, increasing our interest expense and decreasing our business flexibility, particularly if we are not able to realize some or all of the anticipated benefits and synergies of the Bite Squad Merger.

∎

In connection with the Bite Squad Merger, we have issued additional shares of common stock of the Company to the lenders under the certain credit and guaranty agreement, dated as of November 15, 2018, as amended on January 17, 2019, by and among Merger Sub, as borrower, Waitr Intermediate Holdings,

LLC, a Delaware limited liability company and wholly owned subsidiary of Waitr Holdings Inc., certain subsidiaries of Merger Sub, as guarantors, various lenders and Luxor Capital (as defined below), as administrative agent, collateral agent and lead arranger.

∎

The Bite Squad Merger will involve substantial non-recurring costs, including significant transaction costs, regulatory costs and integration costs, such as facilities, systems and employment-related costs, and we may incur unanticipated costs or unknown liabilities which may be significant. Although we expect the elimination of duplicative costs and other cost synergies from operational and functional efficiencies following the integration of the two companies to exceed integration costs over time, we may not be able to achieve this result as quickly as anticipated or at all, particularly if we are not able to realize some or all of the anticipated benefits and cost savings from the acquisition.

∎

Sales of our common stock by shareholders of Bite Squad who receive shares of our common stock as part of the Bite Squad Merger consideration may result in a decline in the market price of our common stock.

∎

Uncertainties associated with the Bite Squad Merger may adversely affect our and Bite Squad’s respective abilities to attract and retain management and other key employees during the integration period, which could adversely affect our and Bite Squad’s respective businesses and operations, which could cause us not to realize some or all of the anticipated benefits of the Bite Squad Merger.

∎	The Bite Squad Merger may disrupt our or Bite Squad’s businesses, which may harm our respective businesses and impact our respective abilities to retain customers.

∎

Uncertainties associated with the manner in which the combined company following the Bite Squad Merger will fare in the global economic environment may adversely affect the combined company’s business and operations.

∎

The Bite Squad Merger and the operation of its business can lead us to incur unknown or new types of costs and liabilities, subject us to new regulatory and compliance frameworks, new market risks, involve operations in new geographies and challenging labor, regulatory and tax regimes as well as the execution and compliance costs and risks associated with such activities.

∎

An anticipated benefit of the Bite Squad Merger lies in the acquisition of Bite Squad’s intellectual property rights. If we are unable to protect such intellectual property rights or if our protection efforts are unsuccessful, we may not be able to realize some or all of the anticipated benefits from the acquisition.

Risks Related to this Offering and Ownership of Our Securities

The market price of our common stock may be volatile and could decline.

The market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus supplement, the factors that could affect our stock price are:

∎	industry or general market conditions;

∎	domestic and international political and economic factors unrelated to our performance;

∎	actual or anticipated fluctuations in our quarterly operating results;

∎	changes in or failure to meet publicly disclosed expectations as to our future financial performance;

∎	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

∎	action by institutional stockholders or other large stockholders, including sales of large blocks of common stock;

∎	speculation in the press or investment community;

∎	changes in investor perception of us and our industry;

∎	changes in market valuations or earnings of similar companies;

∎	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

∎	changes in our capital structure, such as future sales of our common stock or other securities;

∎	changes in applicable laws, rules or regulations, regulatory actions affecting us and other dynamics; and

∎	additions or departures of key personnel.

In addition, if the benefits of the Landcadia Business Combination and/or Bite Squad Merger do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Prior to the Landcadia Business Combination, trading in our common stock was not active. Accordingly, the valuation ascribed to our common stock in the Landcadia Business Combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to the various factors, including those listed above.

The stock markets have experienced extreme volatility over time that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has sometimes been instituted against such company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which would harm our business, operating results and financial condition.

Future sales of a substantial number of shares by existing stockholders could cause our share price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. As of May 15, 2019, we had 69,918,381 shares of common stock outstanding. The registration statement registering our securities issued in connection with the Landcadia Business Combination and Bite Squad Merger became effective on February 14, 2019, and all such securities registered thereby, except for shares of common stock subject to transfer restrictions, are eligible to be sold into the public market, subject to compliance with the Company’s insider trading policy for such parties that are covered thereby. As of the date of this prospectus supplement, 6,220,000 shares of our common stock are subject to a lockup that was entered into in connection with our initial public offering and 22,831,697 shares of our common stock are subject to the lockup that was entered into in connection with the Landcadia Business Combination pursuant to which they may not be sold until the earlier of (1) November 15, 2019 (the one-year anniversary of the closing of the Landcadia Business Combination) and (2) the date on which the last sale price of the Company’s common stock has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period after April 14, 2019. Additionally, as of the date of this prospectus supplement, 9,699,997 shares are subject to a lockup pursuant to which they may not be sold until July 17, 2019.

In addition, we, along with our directors and executive officers, and our stockholders, have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of our common stock or other capital stock or other securities exercisable or convertible therefor for a period of at least 90 days after the date of this prospectus supplement without the prior written consent of Jefferies LLC. See “Underwriting.” Further, in connection with the Landcadia Business Combination, we established the 2018 Incentive Plan. We subsequently filed a registration statement on Form S-8 under the Securities Act, which became effective upon filing, to register the shares of our common stock issued or issuable under our 2018 Incentive Plan and our 2014 Stock Plan. The registration statement on Form S-8 covers 5,959,507 shares of our common stock. Significant sales of our common stock could cause our share price to decline.

In the future, we may issue additional shares of common stock or other equity or fixed maturity securities convertible into common stock in connection with a financing, acquisition, and litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We are currently covered by one or more securities analysts, but there is no guarantee such coverage will continue. If one or more of the analysts covering our common stock downgrades our common stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

Future offerings of debt or equity securities that rank senior to our common stock may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution of the percentage ownership of the holders of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their shareholdings in us.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

We are required to file annual, quarterly and other reports with the SEC. We are required to prepare and timely file financial statements that comply with SEC reporting requirements. We are also subject to other reporting and corporate governance requirements under the listing standards of Nasdaq and the Sarbanes-Oxley Act of 2002, which impose significant compliance costs and obligations upon us. Being a public company requires a significant commitment of resources and management oversight which increases our operating costs. These requirements also continue to place significant demands on our finance and accounting staff, which may not have prior public company experience or experience working for a newly public company, and on our financial accounting and information systems. We have hired and in the future may hire additional accounting and financial staff with public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to:

∎	prepare and file periodic reports, and distribute other stockholder communications, in compliance with the federal securities laws and Nasdaq listing standards;

∎	define and expand the roles and the duties of our board of directors, or the Board, and its committees;

∎	institute more comprehensive compliance, investor relations and internal audit functions; and

∎

evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework, and to report on our conclusions as to the effectiveness of our internal controls. In addition, we are required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities.

Anti-takeover provisions in our third amended and restated certificate of incorporation as currently in effect, or the Charter, discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our Charter includes a number of provisions that may discourage, delay or prevent a change in our management or control over us. For example, our Charter includes the following provisions:

∎	a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our Board;

∎	the ability of our Board to issue preferred stock, which could contain features that delay or prevent a change of control;

∎	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

∎	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

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a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

∎

the requirement that the removal of directors by the stockholders be approved by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, which limits the ability of stockholders to remove directors;

∎

the requirement that the adoption, amendment, alteration or repeal of the bylaws by stockholders be approved by the affirmative vote of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors and the requirement that the amendment or repeal of certain provisions of our certificate of incorporation be approved by the affirmative vote of at least seventy-five percent (75%) of the outstanding shares entitled to vote thereon, which limit the ability of stockholders to effect corporate governance changes; and

∎

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

Our Charter may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

The Charter designates the Court of Chancery of the State of Delaware and federal court within the State of Delaware as the exclusive forum for certain types of actions and proceedings that the Company’s stockholders may initiate, which could limit a stockholder’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our Charter provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware and federal court within the State of Delaware will be exclusive forums for any:

∎	derivative action or proceeding brought on the Company’s behalf;

∎	action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to the Company or its stockholders;

∎	action asserting a claim against the Company arising pursuant to any provision of the Delaware General Corporation Law, our Charter or our Bylaws; or

∎	other action asserting a claim against the Company that is governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Company’s Charter described above. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Company’s business and financial condition.

The recently passed comprehensive tax reform bill could adversely affect our business, financial condition and holders of our common stock.

On December 22, 2017, President Trump signed into law the final version of the tax reform bill commonly known as the “Tax Cuts and Jobs Act”, or the Tax Act, that significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The Tax Act, among other things, contains significant changes to corporate taxation, including a permanent reduction of the corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation of the deduction for net operating loss carryforwards to 80% of current year taxable income, and the modification or repeal of many business deductions and credits. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Tax Act is uncertain and our business and financial condition could be adversely affected. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse.

Our ability to utilize our net operating loss carryforwards may be delayed or limited.

As of December 31, 2018, we estimate that we had federal and state net operating loss, or NOL, carryforwards of approximately $49.1 million and $41.5 million, respectively. We may use these NOL carryforwards to offset against future taxable income for U.S. federal and state income tax purposes. However, Section 382 of the Code provides an annual limitation with respect to the ability of a corporation to utilize its NOL carryforwards against future U.S. taxable income in the event of an “ownership change,” as defined in Section 382 of the Code.

The Landcadia Business Combination resulted in an ownership change, and we estimate that a majority of our existing NOL carryforwards are subject to the annual limitation under Section 382 of the Code. We have not assessed whether an ownership change has occurred since the Landcadia Business Combination. Issuances or sales of our common stock since the Landcadia Business Combination, including by our large stockholders or certain other transactions involving our stock that are outside of our control, could cause an additional ownership change under Section 382 of the Code, and impose additional limitations on our ability to utilize our NOL carryforwards. Any current or future limitation on the use of NOL carryforwards could, depending on the extent of such limitation, result in our retaining less cash after payment of U.S. federal and state income taxes during any year in which we have taxable income than we would be entitled to retain if such limitation did not apply, which could adversely impact our operating results or liquidity.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States, and our domestic tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

∎	changes in the valuation of our deferred tax assets and liabilities;

∎	expected timing and amount of the release of any tax valuation allowances;

∎	tax effects of stock-based compensation;

∎	costs related to intercompany restructurings;

∎	changes in tax laws, regulations or interpretations thereof; and

∎	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

The Debt Warrants are exercisable for shares of our common stock and the Notes are convertible into shares of our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued Debt Warrants to Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and Lugard Road Capital Master Fund, LP, and collectively, the Luxor Parties, to purchase an aggregate of 384,615 shares of our common stock at $13.00 per share at the Closing. In addition, the Notes are convertible into up to 4,615,386 shares of common stock. The shares of common stock issued upon exercise of the Debt Warrants and conversion of the Notes will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock. See Management’s Discussion and Analysis of Financial Condition and Results of Operations for the definitions of Debt Warrants, Notes and Luxor Parties.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including but not limited to, if the market value of our common stock held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

We have broad discretion in the use of the net proceeds from this offering and our existing cash and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” as well as our existing cash and cash equivalents, and you will be relying on the judgment of our management regarding such application. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering or our existing cash and cash equivalents in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

You will experience immediate dilution in the book value per share of the securities you purchase in this offering.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $7.40 per share, and a net tangible book value per share of our common stock of $(1.30) as of March 31, 2019, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $7.98 per share in the net tangible book value of the common stock you purchase. Any exercise of outstanding stock options, warrants or other equity awards will result in further dilution. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase our securities in this offering.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our Charter authorizes us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

Because we have no current plans to pay regular cash dividends on our common stock following this offering, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We do not anticipate paying any regular cash dividends on our common stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is, and may continue to be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under the Term Loan and the Notes. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be $46.7 million after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us. If the underwriters exercise in full their option to purchase additional shares, we estimate that our net proceeds from this offering will be approximately $53.8 million.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, but is not limited to, acquisitions, expansion into new markets, working capital and the repayment of debt.

The following is a summary of our outstanding indebtedness as of March 31, 2019.

On November 15, 2018, in order to pay a portion of the cash consideration payable in the Landcadia Business Combination, Merger Sub (now Waitr Inc.), as borrower, entered into a Credit and Guaranty Agreement, or the Credit Agreement, with Luxor Capital Group, LP, or Luxor Capital, as administrative agent, collateral agent and lead arranger, the various lenders party thereto, Waitr Intermediate Holdings, LLC and certain subsidiaries of Waitr Inc., as guarantors. The Credit Agreement provided for a senior secured first priority term loan facility, or the Debt Facility, in the aggregate principal amount of $25.0 million, or the Existing Term Loans.

On January 17, 2019, Waitr Intermediate Holdings, LLC and the Company’s wholly owned indirect subsidiary Waitr Inc. entered into an amendment to the Credit Agreement, or the Credit Agreement Amendment, with the various lenders party thereto and Luxor Capital, as administrative agent and collateral agent, which amended the Credit Agreement in order to provide additional senior secured first priority term loans under the Debt Facility in the aggregate principal amount of $42.1 million, or the Additional Term Loans and together with the Existing Term Loans, the Term Loans, the proceeds of which were used to finance a portion of the consideration for the Bite Squad Merger.

The Term Loans mature on November 15, 2022. Prior to the maturity date, Waitr Inc. can prepay the Term Loans. However, prior to November 15, 2019, Waitr Inc. is required to pay a prepayment premium of 5.0% of the principal amount of any Term Loans to be prepaid.

Interest on the Term Loans accrues at a rate of 7.125% per annum, payable quarterly, in cash or, at the election of the borrower, as a payment-in-kind. Any amounts paid in kind will be added to the principal amount of the Term Loans on such interest payment date (increasing the principal amount thereof) and will thereafter bear interest at the rate set forth above.

On November 15, 2018, in order to pay a portion of the cash consideration payable in the Landcadia Business Combination, the Company entered into a convertible notes credit agreement, or the Convertible Notes Credit Agreement, pursuant to which the Company issued unsecured convertible promissory notes to Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and Lugard Road Capital Master Fund, LP in the aggregate principal amount of $60.0 million, or the Notes. The Notes bear interest at 1.0% per annum, paid quarterly in cash, and will mature on November 15, 2022, unless earlier converted at the election of the holder. Upon maturity, the outstanding Notes (and any accrued but unpaid interest) will be repaid in cash or converted into shares of common stock, at the holder’s election.

On January 17, 2019, the Company entered into an amendment to the Convertible Notes Credit Agreement with the lenders party thereto and Luxor Capital, as administrative agent, which amended the Convertible Notes Credit Agreement to permit the Bite Squad Merger and to make certain other amendments in conformity with the Credit Agreement Amendment.

In connection with the offering, the Company agreed with Luxor Capital to amend the terms of the Credit Agreement and the Convertible Notes Credit Agreement with Luxor Capital to (1) allow for the contribution of the proceeds of the offering to the Company’s operating company without requiring prepayment of the Term Loans, (2) revise the interest rate on the Notes to 6% (half cash interest, half payment-in-kind interest), (3) remove the minimum liquidity requirements from the Credit Agreement and the Convertible Notes Credit Agreement and (4) change the prepayment expiration date in the Credit Agreement to August 31, 2019.

DIVIDEND POLICY

The Company has not paid any cash dividends on its common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. The Board is not currently contemplating and does not anticipate declaring any dividends in the foreseeable future.

DILUTION

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of March 31, 2019 was $(91.0) million, or $(1.30) per share of common stock. “Net tangible book value” is total assets minus the sum of total liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us of 6,757,000 shares of common stock in this offering, at the public offering price of $7.40 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our as adjusted net tangible book value as of March 31, 2019, would have been approximately $(44.3) million, or $(0.58) per share of common stock. This amount represents an immediate increase in net tangible book value of $0.72 per share to existing stockholders and an immediate dilution of $7.98 per share to purchasers in this offering.

The following table illustrates the dilution:

Public offering price per share of common stock		$7.40
Net tangible book value per share as of March 31, 2019	$(1.30)
Increase in net tangible book value per share attributable to this offering	0.72

As adjusted net tangible book value per share after this offering		(0.58)

Dilution per share to investors in this offering		$7.98

Each $1.00 increase (decrease) in the public offering price of $7.40 per share would increase (decrease) the as adjusted net tangible book value by approximately $0.09 per share and the dilution per share to investors in this offering by approximately $0.09 per share.

If the underwriters exercise their option to purchase 1,013,550 additional shares in full at the public offering price of $7.40 per share, the as adjusted net tangible book value will increase to $(0.48) per share, representing an immediate increase in net tangible book value of $0.82 per share and an immediate dilution of $7.88 per share to purchasers in this offering.

The above table and discussion does not include 1,090,239 shares of our common stock issuable upon the vesting of outstanding equity awards under our 2014 Stock Plan and our 2018 Incentive Plan and 4,275,281 shares of our common stock reserved for future issuance under our 2018 Incentive Plan.

To the extent that any equity awards vest or new equity awards are granted under our 2018 Incentive Plan or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there may be further dilution to new investors purchasing common stock in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and related notes thereto included in our Annual Report and incorporated by reference in this prospectus supplement and our unaudited financial statements and related notes thereto included in our Quarterly Report and incorporated by reference in this prospectus supplement. Dollar amounts in this discussion are expressed in thousands, except as otherwise noted. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed elsewhere in this prospectus supplement. Waitr does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

On November 15, 2018, the Company (f/k/a Landcadia Holdings, Inc.) completed the acquisition of Waitr Incorporated, pursuant to the Landcadia Merger Agreement. In connection with the Closing, the Company changed its name from Landcadia Holdings, Inc. to Waitr Holdings Inc. Originally formed on December 5, 2013 as a Louisiana corporation, Waitr Incorporated began operations in 2014 as a restaurant platform for online food ordering and delivery services, and grew quickly, connecting restaurants, diners and delivery drivers in various markets. Landcadia Holdings, Inc. was a special purpose acquisition company whose business was to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. One of the primary purposes of the Landcadia Business Combination was to provide a platform for Waitr Incorporated to gain access to the U.S. public markets.

The aggregate consideration for the Landcadia Business Combination was $300,000, consisting of $71,680 in cash and 22,831,697 shares of the Company’s common stock valued at $10.00 per share. In addition, an aggregate of 559,507 of the Company’s stock options were issued to holders of options to purchase Waitr Incorporated shares that were unvested, outstanding and unexercised as of immediately prior to the effective time of the Landcadia Business Combination.

On January 17, 2019, we completed the acquisition of Bite Squad, an online food ordering and delivery platform, which operates a three-sided marketplace, consistent with Waitr, expanding our scale and footprint across the United States to more than 600 cities and adding more than 11,800 restaurants. The aggregate consideration for the Bite Squad Merger consisted of $192,949 payable in cash (subject to adjustments), the pay down of $12,705 of indebtedness of Bite Squad and 10,591,968 shares of our common stock. We believe the acquisition will help us drive additional growth as we leverage our respective strengths, with the opportunity to realize cost and operational synergies, including the integration of the two platforms.

We operate an online food ordering and delivery platform, powered by our team of delivery drivers. Our business model is the three-sided marketplace (restaurants, drivers and diners), enabled by our purpose-built platform. Our strategy is to bring delivery and carryout infrastructure to underserved populations of restaurants and diners and establish market leadership positions in the markets in which we operate. We market our Platforms to restaurants and diners mainly across small and medium sized markets, which we define as geographic city and town clusters within the top 51-850 markets in the United States, based on population. These markets are home to approximately 40% of restaurants in the United States and an addressable population of 150 million. As of the date of this prospectus, 30 million people live in the cities in which we operate and we are targeting to expand into approximately 200 additional cities in 2019. We believe that in a majority of the markets in which we operate, we are the market leader based on number of restaurants and sales.

We connect diners and restaurants via the Waitr and Bite Squad Platforms. Our Platforms allow consumers to browse local restaurants and menus, track order and delivery status, and securely store previous orders and payment information for ease of use and convenience. Restaurants benefit from the online Platforms through increased exposure to consumers for carryout sales and expanded business in the delivery market.

At December 31, 2018, we operated in more than 250 cities and had approximately 8,500 restaurants on the Waitr Platform. Average Daily Orders for the years ended December 31, 2018, 2017 and 2016 were approximately 21,860, 9,315 and 2,395, respectively. Our revenues grew to $69,273 in the year ended December 31, 2018 from $22,911 in the year ended December 31, 2017 and $5,650 in the year ended December 31, 2016.

At March 31, 2019, we operated in approximately 700 cities and had approximately 24,000 restaurants on the Platforms. The Bite Squad Merger resulted in significant increases in Average Daily Orders and revenue for the three months ended March 31, 2019 as compared to the same period of 2018. Average Daily Orders for the three months ended March 31, 2019 and 2018 were approximately 57,253 and 16,991, respectively. Our revenue grew to $48,032 in the three months ended March 31, 2019 compared to $12,409 for the three months ended March 31, 2018. On a pro forma basis for the acquisition of Bite Squad, our revenue and Gross Food Sales grew to approximately $52,000 and $184,000, respectively, in the three months ended March 31, 2019 from approximately $29,000 and $106,000, respectively, for the three months ended March 31, 2018.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period, along with related disclosures. We regularly assess these estimates and record changes to estimates in the period in which they become known. We base our estimates on historical experience and various other assumptions believed to be reasonable under the circumstances. Changes in the economic environment, financial markets, and any other parameters used in determining these estimates could cause actual results to differ materially from estimates. Critical accounting estimates and judgements relied upon in preparing our consolidated financial statements affect the following items:

∎	determination of the nature and timing of satisfaction of revenue-generating performance obligations and the standalone selling price of performance obligations;

∎	variable consideration;

∎	other obligations such as product returns and refunds;

∎	allowance for doubtful accounts and chargebacks;

∎	incurred loss estimates under our insurance policies with large deductibles or retention levels;

∎	income taxes;

∎	useful lives of tangible and intangible assets;

∎	depreciation and amortization;

∎	equity compensation;

∎	contingencies;

∎	goodwill and other intangible assets; and

∎	fair value of assets acquired and liabilities assumed as part of a business combination.

For a description of our significant accounting policies, see Note 2—Basis of Presentation and Summary of Significant Accounting Policies, to our consolidated financial statements included in our Annual Report, which is incorporated by reference herein.

For a description of accounting standards adopted during the year ended December 31, 2018, see Note 2—Basis of Presentation and Summary of Significant Accounting Policies, to our consolidated financial statements included in our Annual Report, which is incorporated by reference herein. Also described in Note 2 are pending standards and their estimated effect on our consolidated financial statements.

Other than the changes disclosed in Note 2—Basis of Presentation and Summary of Significant Accounting Policies to our unaudited condensed consolidated financial statements included in our Quarterly Report, which is incorporated by reference herein, there have been no material changes to our critical accounting policies and estimates described in our Annual Report, which is incorporated by reference herein.

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, reduced disclosure obligations relating to the presentation of financial statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation. We have availed ourselves of the reduced reporting obligations and executive compensation disclosures, and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings. We could be an “emerging growth company” until the end of our 2021 fiscal year. In addition, an emerging growth company can delay its adoption of certain accounting standards until those standards would otherwise apply to private companies. Although we have the ability to “opt out” of this extended transition period, we are choosing not to do so. Section 107 of the JOBS Act provides that a decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

New Accounting Pronouncements and Pending Accounting Standards

See Note 2—Basis of Presentation and Summary of Significant Accounting Policies to our unaudited condensed consolidated financial statements included in our Quarterly Report, which is incorporated by reference herein, for pending standards and their estimated effect.

Factors Affecting the Comparability of Our Results of Operations

The Landcadia Business Combination, Convertible Notes, and Public Company Costs. The Landcadia Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Landcadia Holdings, Inc. was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Landcadia Business Combination was treated as the equivalent of Waitr Incorporated issuing stock for the net assets of Landcadia Holdings, Inc., accompanied by a recapitalization. The net assets of Landcadia Holdings, Inc. were stated at historical cost, with no goodwill or other intangible assets recorded. Reported amounts from operations included herein prior to the Landcadia Business Combination are those of Waitr Incorporated. The shares and earnings per share available to holders of the Company’s common stock, prior to the Landcadia Business Combination, have been retroactively restated to reflect the exchange ratio established in the Landcadia Business Combination (0.8970953 Waitr Holdings Inc. shares to 1.0 Waitr Incorporated share).

In connection with the Closing, Waitr Incorporated’s convertible promissory notes, or the Waitr Convertible Notes, the total outstanding principal par amount of which was approximately $9,954 (carrying value of $8,594) as of November 16, 2018, were either converted into shares of Waitr’s Series AA preferred stock, or Series AA Preferred Stock, and such new Series AA Preferred Stock were, in turn, exchanged for an aggregate 2,062,354 shares of our post-combination common stock, or redeemed for an amount equal to 1.5 times the amount of principal outstanding and accrued interest thereunder, resulting in an aggregate cash payment of $3,321. The redemption of the Waitr Convertible Notes for cash resulted in a gain on debt extinguishment of $952, representing the carrying value of the redeemed Waitr Convertible Notes as of the redemption date. In addition, immediately after the consummation of the Landcadia Business Combination, we repaid our line of credit, plus origination fees and accrued interest, for a cash amount of approximately $5,575, resulting in a loss on debt extinguishment of $466, representing the balance of the unamortized debt issuance costs on the date of repayment. See “Liquidity and Capital Resources” below.

In 2017, we recorded a non-cash loss on debt extinguishment of $10,537 as a result of a Waitr Convertible Notes amendment that modified the conversion ratio, resulting in the application of extinguishment accounting and representing the difference between the fair value of the amended Waitr Convertible Notes of $18,308 and their carrying amount of $7,771. The conversion and cash redemption of the Waitr Convertible Notes and the exercise of warrants by the lenders under the aforementioned line of credit impacted our statements of operations and stockholders’ equity (deficit) in reporting periods that include the Landcadia Business Combination.

Waitr Incorporated is Landcadia Holdings, Inc.’s accounting predecessor and the Landcadia Business Combination required us to hire additional staff and implement procedures and processes to address regulatory and customary requirements applicable to public companies. We expect to incur additional annual expenses for additional internal and external accounting, legal and administrative resources, increased audit and legal fees, directors’ and officers’ liability insurance and director fees. We estimate that these incremental costs will amount to between approximately $1,500 and $2,500 per year, resulting in materially higher general and administrative expenses in future periods.

Bite Squad Merger. The Bite Squad Merger was considered a business combination in accordance with ASC 805, and has been accounted for using the acquisition method. Under the acquisition method of accounting, total merger consideration, the acquired assets and assumed liabilities are recorded based on their estimated fair values on the acquisition date. The excess of the fair value of merger consideration over the fair value of the assets less liabilities acquired has been recorded as goodwill. The results of operations of Bite Squad are included in our consolidated financial statements beginning on the acquisition date, January 17, 2019.

In connection with the Bite Squad Merger, we incurred direct and incremental costs through December 31, 2018, of approximately $477 and during the three months ended March 31, 2019 of approximately $6,949, consisting of legal and professional fees, which are included in general and administrative expenses in the consolidated statement of operations. We will continue to incur costs in connection with the Bite Squad Merger including non-recurring transaction costs, regulatory costs and integration costs, such as facilities, systems and employment-related costs. Although we expect the elimination of duplicative costs and other cost synergies over time, we may not achieve this result as quickly as anticipated, resulting in materially higher general and administrative expenses in future periods.

Changes in Fee Structure. We have made several modifications to our fee structure during the periods presented in this prospectus supplement. Since 2017, our fee structure evolved gradually from a per transaction fee plus a percentage of the food sale amount to one based exclusively on a percentage of the food sale amount, which applied to substantially all restaurants on the Waitr Platform in most markets since November 2017. In early 2018, we also established a new multi-tier fee structure, allowing restaurants to elect a higher fee rate in lieu of paying the one-time set-up and integration fee. As a result of these changes, which progressively resulted in modestly higher fees, our revenue and operating margins may not be comparable between periods, and future changes in fee structure could impact the comparability of results with future periods.

Seasonality and Holidays. Our business tends to follow restaurant closure and diner behavior patterns. In many of our markets, we generally experience a relative increase in order frequency from September to March and a relative decrease in diner activity from April to August primarily as a result of weather patterns, summer breaks and other vacation periods. In addition, restaurants tend to close on certain holidays, including Thanksgiving and Christmas Eve-Day, in our key markets. Further, diner activity may be impacted by unusually cold, rainy, or warm weather. Cold weather and rain typically drive increases in order volume, while unusually warm or sunny weather typically drives decreases in orders. Consequently, our results between quarters, or between periods may vary as a result of prolonged periods of unusually cold, warm, inclement, or otherwise unexpected weather and the timing of certain holidays.

Acquisition Pipeline. We actively maintain and evaluate a pipeline of potential acquisitions and expect to be acquisitive in the future. Potentially significant future business acquisitions may impact the comparability of our results in future periods with those for prior periods.

Key Factors Affecting Our Performance

Efficient Market Expansion. Our continued revenue growth and path to improved cash flow and profitability is dependent on successful penetration of our target markets and achieving our targeted scale in current and future markets. Once a target market is identified, our market launch playbook calls for hiring a city/market manager to interview, hire, and onboard new drivers, while our corporate and business development team is simultaneously deployed in-market to onboard an appropriate selection of strategically located and diverse restaurants. A local awareness and marketing campaign is typically commenced ahead of launch and temporarily ramped up simultaneously with operational launch, which is driven by the addition of a targeted number of restaurants to the Platforms and drivers. Simultaneous with the market launch playbook, we will research potential asset acquisition targets as a mechanism to accelerate diner and restaurant acquisition in new markets. Delay or failure in achieving positive market-operating level margins (exclusive of indirect and corporate overhead costs) could adversely affect our working capital, which in turn, could slow our growth plans.

We typically target markets that we estimate could achieve sustainable, positive market-level operating margins that support market operating cash flows and profits, improve efficiency, and appropriately leverage the scale of our advertising, marketing, research and development, and other corporate resources. Historically, we estimate that we have reached positive market-level operating margins (exclusive of indirect and corporate overhead costs) approximately twelve months, on average, following market launch, which could be accelerated significantly with an acquisition. Our financial condition, cash flows, and results of operations depend, in significant part, on our ability to achieve and sustain our target profitability thresholds in our markets.

Waitr’s Restaurant and Diner Network. Our continued growth is driven in significant part by our ability to successfully expand our network of restaurants and diners using the Platforms. We believe that our modest fee structures combined with our differentiated, value-added services foster restaurant loyalty and incentivize restaurants to drive business toward the Platforms. We also believe that recognition of our brands, driven by our strong regional presence and employee delivery drivers, accessible customer service, and low diner fee further contributes to diner loyalty.

Key Business Metrics

Defined below are the key business metrics that we use to analyze our business performance, determine financial forecasts, and help develop long-term strategic plans:

Active Diners. The number of diner accounts from which an order has been placed through the Platform during the past twelve months (as of the end of the relevant period).

Average Daily Orders. The number of orders during the period divided by the number of days in that period.

Gross Food Sales. The total food and beverage sales, sales taxes, prepaid gratuities, and diner fees processed through the Platform during a given period. Gross Food Sales are different than the order value upon which we charge our fee to restaurants, which excludes gratuities and diner fees. Prepaid gratuities, which are not included in our revenue, are determined by diners and may differ from order to order. Gratuities other than prepaid gratuities, such as cash tips, are not included in Gross Food Sales.

Average Order Size. Gross Food Sales for a given period divided by the number of orders during the same period.

KEY BUSINESS METRICS (1)	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,
	2019	2018	2018	2017	2016
Active Diners (as of period end)	2,215,326	541,858	989,000	419,430	117,887
Average Daily Orders	57,253	16,991	21,860	9,315	2,395
Gross Food Sales (dollars in thousands)	$170,403	$54,126	$278,833	$121,081	$31,430
Average Order Size (in dollars)	$35.86	$35.39	$34.95	$35.61	$35.96

(1)	The key business metrics include the operations of Bite Squad beginning on the acquisition date, January 17, 2019

Basis of Presentation

The Landcadia Business Combination was accounted for as a reverse recapitalization, with Landcadia Holdings, Inc. treated as the “acquired” company for financial reporting purposes. Waitr Incorporated is Landcadia Holdings, Inc.’s accounting predecessor. Reported amounts from operations included herein prior to the Landcadia Business Combination are those of Waitr Incorporated.

Revenue

We generate revenue primarily when diners place an order on our Platforms. We recognize revenue from diner orders when orders are delivered. Our revenue consists primarily of transaction fees, comprised of fees received from restaurants (determined as a percentage of the total food sales, net of any diner promotions or refunds to diners) and diner fees. We also generate revenue from setup and integration fees collected from certain restaurants to onboard them onto the Platforms (these are recognized on a straight-line basis over the anticipated period of benefit, currently determined to be two years) and subscription fees from restaurants that opt to pay a monthly fee in lieu of a lump sum setup and integration fee. Additionally, we sell gift cards and recognize revenue upon gift card redemption. Revenue also includes, to a significantly lesser extent, grocery diner fees (since the launch of this service in select markets in March 2017), and fees for restaurant marketing and data services.

Cost and Expenses

Operations and Support. Operations and support expense consists primarily of salaries, benefits, stock-based compensation, and bonuses for employees and contractors engaged in operations and customer service, including drivers, who are mainly full-time and part-time employees and comprise a substantial majority of our employee base, as well as city/market managers, restaurant onboarding, photography, and driver logistics personnel, and payment processing costs for customer orders.

Sales and Marketing. Sales and marketing expense consists primarily of salaries, commissions, benefits, stock-based compensation and bonuses for sales and sales support personnel, including restaurant business development managers, marketing employees and contractors, and third-party marketing expenses such as social media and search engine marketing, online display, team sponsorships (the costs of which are recognized on a straight line basis over the useful period of the contract) and print marketing.

Research and Development. Research and development expense consists primarily of salaries, benefits, stock-based compensation and bonuses for employees and contractors engaged in the design, development, maintenance and testing of the Platforms.

General and Administrative. General and administrative expense consists primarily of salaries, benefits, stock-based compensation and bonuses for executive, finance and accounting, human resources and administrative employees, third-party legal, accounting, and other professional services, insurance (including workers’ compensation, auto liability and general liability), travel, facilities rent, and other corporate overhead costs.

Depreciation and Amortization. Depreciation and amortization expense consists primarily of amortization of capitalized costs for software development, trademarks and customer relationships and depreciation of leasehold improvements, furniture, and equipment, primarily tablets deployed in restaurants. We do not allocate depreciation and amortization expense to other line items.

Impairment of Intangible Assets. Impairment of intangible assets consists primarily of write-downs of intangible assets and minor impairments related to the replacement of internally developed software code.

Other Expenses (Income) and Losses (Gains), Net. Other expenses (income) and losses (gains), net, primarily includes interest expense on outstanding debt and interest income on cash and money market deposits.

Results of Operations

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

The following table sets forth our results of operations for the periods indicated presented in dollars and as a percentage of our revenue:

	THREE MONTHS ENDED MARCH 31,
(in thousands, except percentages (1))	2019	% OF REVENUE	2018	% OF REVENUE
Revenue	$48,032	100%	$12,409	100%
Costs and expenses:
Operations and support (2)	36,183	75%	9,116	73%
Sales and marketing (2)	10,323	21%	2,364	19%
Research and development	1,940	4%	588	5%
General and administrative (2)	18,918	39%	3,513	28%
Depreciation and amortization	4,116	9%	226	2%
Impairment of intangible assets	18	0%	—	0%
Loss on disposal of assets	5	0%	8	0%

Total costs and expenses	71,503	149%	15,815	127%

Loss from operations	(23,471)	(49%)	(3,406)	(27%)
Other expenses (income) and losses (gains), net:
Interest expense	1,605	3%	172	1%
Interest income	(339)	(1%)	(1)	0%
Gain on derivatives	—	0%	(162)	(1%)
Other expenses (income)	(50)	0%	1	0%

Net loss before income tax expense	(24,687)	(51%)	(3,416)	(28%)
Income tax expense	62	0%	11	0%

Net loss	$(24,749)	(52%)	$(3,427)	(28%)

(1)	Percentages may not foot due to rounding.
(2)	Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications had no impact on our reported total costs and expenses, loss from operations or net loss for the period. See Note 2—Basis of Presentation and Summary of Significant Policies to our unaudited condensed consolidated financial statements included in our Quarterly Report, which is incorporated herein by reference.

Revenue

Revenue increased by $35,623, or 287%, to $48,032 in the three months ended March 31, 2019 from $12,409 in the three months ended March 31, 2018. The increase was primarily due to the Bite Squad Merger and related increase in transaction volume, as well as continued adoption in existing markets and our expanded footprint into new markets. The results of operations of Bite Squad are included in our unaudited condensed consolidated financial statements beginning on the acquisition date, January 17, 2019 (see Note 3—Business Combinations to our unaudited condensed consolidated financial statements included in our Quarterly Report, which is incorporated by reference herein). Revenue related to the Bite Squad Merger totaled $22,915 from the acquisition date through March 31, 2019.

Average Daily Orders and Gross Food Sales increased in three months ended March 31, 2019 to 57,253 and $170,403, respectively, from 16,991 and $54,126, respectively, in the three months ended March 31, 2018. Average Order Size remained relatively consistent between periods.

Costs and Expenses:

Operations and Support

Operations and support expense increased by $27,067, or 297%, to $36,183 in the three months ended March 31, 2019 from $9,116 in the three months ended March 31, 2018 due to increased business volume and the inclusion of results of operations from the Bite Squad Merger. As a percentage of revenue, operations and support expense increased to 75% in the three months ended March 31, 2019 from 73% in the same period in 2018. Operations and support expense related to the Bite Squad Merger totaled $16,276 from the acquisition date through March 31, 2019.

Sales and Marketing

Sales and marketing expense increased by $7,959, or 337%, to $10,323 in the three months ended March 31, 2019 from $2,364 in the three months ended March 31, 2018, primarily due to the inclusion of results of operations from the Bite Squad Merger, increased advertising spend over digital marketing channels of approximately $2,039 and increased headcount and sales commissions for business development managers attributable to our entry into new markets. As a percentage of revenue, sales and marketing expense increased to 21% in the three months ended March 31, 2019 from 19% in the three months ended March 31, 2018. Sales and marketing expense related to the Bite Squad Merger totaled $3,955 from the acquisition date through March 31, 2019.

Research and Development

Research and development expense increased by $1,352, or 230%, to $1,940 in the three months ended March 31, 2019 from $588 in the three months ended March 31, 2018, primarily due to the inclusion of results of operations from the Bite Squad Merger and the addition of personnel focused on research and development activities. As a percentage of revenue, research and development expense decreased to 4% in the three months ended March 31, 2019 compared to 5% in the three months ended March 31, 2018. Research and development expense related to the Bite Squad Merger totaled $701 from the acquisition date through March 31, 2019.

General and Administrative

General and administrative expense increased by $15,405, or 439%, to $18,918 in the three months ended March 31, 2019 from $3,513 in the three months ended March 31, 2018, due primarily to increased headcount as a result of the Bite Squad Merger, business combination-related professional and other costs of $6,949, and increased auto liability and workers’ compensation insurance premiums related to increased headcount and business volume. As a percentage of revenue, general and administrative expense increased to 39% in the three months ended March 31, 2019 compared to 28% in the three months ended March 31, 2018. General and administrative expense related to the Bite Squad Merger totaled $3,103 from the acquisition date through March 31, 2019.

Depreciation and Amortization

Depreciation and amortization expense increased by $3,890, to $4,116 in the three months ended March 31, 2019 compared to $226 in the three months ended March 31, 2018, primarily as a result of the Bite Squad Merger. Depreciation and amortization expense associated with the Bite Squad Merger and related acquired intangible assets totaled $3,562 from the acquisition date through March 31, 2019. Additionally, the increase relates to the increase in restaurants on the Platforms and corresponding increase in depreciable property and equipment (namely, tablets). As a percentage of revenue, depreciation and amortization expense increased to 9% in the three months ended March 31, 2019 from 2% in the three months ended March 31, 2018, primarily driven by the amortization of acquired intangible assets from the Bite Squad Merger.

Other Expenses (Income) and Losses (Gains), Net

Other expenses (income) and losses (gains), net totaled $1,216 in the three months ended March 31, 2019 reflecting primarily $1,605 of interest expense associated with the Term Loans and Notes (as defined below) and $339 of interest income. Other expenses (income) and losses (gains), net, totaled $10 in the three months ended March 31, 2018, reflecting $172 of interest expense associated with convertible notes and a $162 gain on derivatives.

Income Tax Expense

Income tax expense was $62 and $11 in the three months ended March 31, 2019 and 2018, respectively, entirely related to taxes required on gross margins in Texas. We have historically generated net operating losses; therefore, a valuation allowance has been recorded on our net deferred tax assets.

Net Loss

Net loss increased by $21,322, to $24,749 in the three months ended March 31, 2019 from $3,427 in the three months ended March 31, 2018 for the reasons discussed above.

Years Ended December 31, 2018, 2017 and 2016

The following table sets forth our results of operations for the years indicated presented in dollars and as a percentage of our revenue:

	YEARS ENDED DECEMBER 31,
(in thousands, except percentages (1))	2018	% OF REVENUE	2017	% OF REVENUE	2016	% OF REVENUE
Revenue	$69,273	100%	$22,911	100%	$5,650	100%
Costs and expenses:
Operations and support (2)	51,428	74%	20,970	92%	4,785	85%
Sales and marketing (2)	15,695	23%	5,661	25%	1,359	24%
Research and development	3,913	6%	1,586	7%	395	7%
General and administrative (2)	31,148	45%	9,437	41%	4,161	74%
Depreciation and amortization	1,223	2%	723	3%	267	5%
Impairment of intangible assets	—	0%	584	3%	5	0%
Loss on disposal of assets	9	0%	33	0%	3	0%

Total costs and expenses	103,416	149%	38,994	170%	10,975	194%

Loss from operations	(34,143)	(49%)	(16,083)	(70%)	(5,325)	(94%)
Other expenses (income) and losses (gains), net:
Interest expense, net	1,416	2%	281	1%	4,467	79%
(Gain) loss on derivatives	(337)	0%	52	0%	(484)	(9%)
(Gain) loss on debt extinguishment	(486)	(1%)	10,537	46%	(599)	(11%)
Other expenses (income)	2	0%	(52)	0%	8	0%

Net loss before income tax expense (benefit)	(34,738)	(50%)	(26,901)	(117%)	(8,717)	(154%)
Income tax expense (benefit)	(427)	(1%)	6	0%	5	0%

Net loss	$(34,311)	(50%)	$(26,907)	(117%)	$(8,722)	(154%)

(1)	Percentages may not foot due to rounding.
(2)	Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications had no impact on our reported total costs and expenses, loss from operations or net loss for the period. See Note 2—Basis of Presentation and Summary of Significant Policies to our consolidated financial statements included in our Annual Report, which is incorporated by reference herein.

Revenue

2018 compared to 2017

Revenue increased by $46,362, or 202%, to $69,273 in the year ended December 31, 2018 from $22,911 in the year ended December 31, 2017, due primarily to increased transaction volume, reflecting continued adoption in existing markets, our expanded footprint into new markets as well as a modestly higher fee structure. We opened 24 markets during 2018, compared to opening 10 markets during 2017, while Average Daily Orders and Gross Food Sales increased in 2018 to 21,860 and $278,833, respectively, from 9,315 and $121,081, respectively, in 2017. Average Order Size remained relatively consistent between periods.

2017 compared to 2016

Revenue increased by $17,261, or 306%, to $22,911 in the year ended December 31, 2017 from $5,650 in the year ended December 31, 2016. We opened 10 markets during 2017, compared to opening 12 markets in 2016, while Average Daily Orders and Gross Food Sales increased to 9,315 and $121,081, respectively, in 2017 from 2,395 and $31,430, respectively, in 2016. Average Order Size remained relatively consistent between periods, while 2017 reflected two months of our new, higher restaurant fee structure.

Costs and Expenses:

Operations and Support

2018 compared to 2017

Operations and support expenses increased by $30,458, or 145%, to $51,428 in the year ended December 31, 2018 from $20,970 in the year ended December 31, 2017, due to increased business volume. As a percentage of revenue, operations and support expenses decreased to 74% in 2018 from 92% in 2017, primarily due to improved scale, as customer service and certain in-market support costs tend to increase more slowly than the increase in revenue growth in growing markets.

2017 compared to 2016

Operations and support expenses increased by $16,185, or 338%, to $20,970 in the year ended December 31, 2017 from $4,785 in the year ended December 31, 2016, primarily due to the increased scope and scale of operations, including ramp-up expenses in anticipation of continued volume increases in existing markets combined with planned geographical expansion. As a percentage of revenue, operations and support expenses increased to 92% in 2017 from 85% in 2016.

Sales and Marketing

2018 compared to 2017

Sales and marketing expense increased by $10,034, or 177%, to $15,695 in the year ended December 31, 2018 from $5,661 in the year ended December 31, 2017, primarily due to increased digital marketing spend of approximately $3,153, increased stock-based compensation of $1,665 and increased headcount and sales commissions for business development managers attributable to our entry into new markets. As a percentage of revenue, sales and marketing expense decreased to 23% in 2018 from 25% in 2017, due to improved scale.

2017 compared to 2016

Sales and marketing expense increased by $4,302, or 317%, to $5,661 in the year ended December 31, 2017 from $1,359 in the year ended December 31, 2016, primarily due to market expansion and entry into new sponsorship contracts. As a percentage of revenue, sales and marketing expense remained relatively consistent, at 25% in 2017 and 24% in 2016.

Research and Development

2018 compared to 2017

Research and development expense increased by $2,327, or 147%, to $3,913 in the year ended December 31, 2018 from $1,586 in the year ended December 31, 2017, primarily due to the addition of personnel focused on research and development activities and increased stock-based compensation.

2017 compared to 2016

Research and development expense increased by $1,191, or 302%, to $1,586 in the year ended December 31, 2017 from $395 in the year ended December 31, 2016, reflecting efforts to improve application functionality and an increase in stock-based compensation expense for research and development employees.

General and Administrative

2018 compared to 2017

General and administrative expense increased by $21,711, or 230%, to $31,148 in the year ended December 31, 2018 from $9,437 in the year ended December 31, 2017, due primarily to business combination-related professional and other costs of $6,245, increased auto liability and workers’ compensation insurance premiums related to increased headcount and business volume. Additionally, stock-based compensation increased by $8,593, the majority of which was attributable to the accelerated vesting of certain management stock-based awards upon the consummation of the Landcadia Business Combination. As a percentage of revenue, general and administrative expense increased to 45% in 2018 compared to 41% in 2017. Without transaction costs and stock-based compensation incurred in 2018, general and administrative expense would have been $15,613, or 23% of revenue.

2017 compared to 2016

General and administrative expense increased by $5,276, or 127%, to $9,437 in the year ended December 31, 2017 from $4,161 in the year ended December 31, 2016, driven primarily by the significant increase in our transaction volume and operational scale, as described above. As a percentage of revenue, general and administrative expense decreased to 41% in 2017 from 74% in 2016, primarily due to scale, reflecting the significant increase in revenue described above. General and administrative expense tends to be scalable and thus, generally increases at a slower pace than revenue (excluding non-recurring transaction and similar costs), as a significant portion of these costs is fixed.

Depreciation and Amortization

2018 compared to 2017

Depreciation and amortization expenses increased by $500, or 69%, to $1,223 in the year ended December 31, 2018 compared to $723 in the year ended December 31, 2017, reflecting the increase in restaurants on the Platforms and corresponding increase in depreciable property and equipment (namely, tablets). As a percentage of revenue, depreciation and amortization expenses decreased to 2% in 2018 from 3% in 2017.

2017 compared to 2016

Depreciation and amortization expenses increased by $456, or 171%, to $723 in the year ended December 31, 2017 compared to $267 in the year ended December 31, 2016, reflecting the increase in restaurants on the Platforms and corresponding increase in depreciable property and equipment (namely, tablets). As a percentage of revenue, depreciation and amortization expenses decreased to 3% in 2017 from 5% in 2016.

Other Expenses (Income) and Losses (Gains), Net

2018 compared to 2017

Other expenses (income) and losses (gains), net totaled $595 in 2018 and $10,818 in 2017, reflecting mainly, for 2017, a $10,537 debt extinguishment loss related to the Waitr Convertible Notes amendment, as described above.

2017 compared to 2016

Other expenses (income) and losses (gains), net were $10,818 in 2017 and $3,392 in 2016, reflecting mainly, for 2017, a $10,537 debt extinguishment loss related to the Waitr Convertible Notes amendment, as described above, and interest expense of  $281 and, for 2016, interest expense of $4,467 related to then-outstanding convertible promissory notes (which were issued in late 2015 and 2016 and subsequently converted into equity, as described in Note 9—Debt to our consolidated financial statements included in our Annual Report, which is incorporated by reference herein) and was partially offset by gains on derivatives and from debt extinguishment totaling $1,083 in 2016. A substantial majority of the 2016 interest expense amount was attributable to the derecognition of unamortized debt discount at the time of the convertible promissory notes conversion, which was booked as an increase in interest expense (with a corresponding increase in paid in capital).

Income Tax Expense (Benefit)

2018 compared to 2017

Income tax benefit was $(427) in 2018 and income tax expense was $6 in 2017. The income tax benefit in 2018 was largely due to the reversal of Landcadia Holdings, Inc.’s previously estimated income tax payable, which upon consummation of the Landcadia Business Combination, the Company succeeded to Waitr Incorporated’s net operating loss carryforwards, portions of which can be utilized against current and future taxable income. A partial valuation allowance was recorded as of December 31, 2018 and 2017 as the Company has historically generated net operating losses, and the Company did not consider future book income as a source of taxable income when assessing if a portion of the deferred tax assets is more likely than not to be realized.

2017 compared to 2016

Income tax expense was $6 in 2017 and $5 in 2016.

Net Loss

2018 compared to 2017

Net loss increased by $7,404, or 28%, to $34,311 in the year ended December 31, 2018 from $26,907 in the year ended December 31, 2017, for the reasons discussed above.

2017 compared to 2016

Net loss increased by $18,185, or 208%, to $26,907 in the year ended December 31, 2017 from $8,722 in the year ended December 31, 2016, for the reasons discussed above.

Liquidity and Capital Resources

Overview

As of March 31, 2019, we had cash on hand of approximately $43,615, consisting primarily of cash and money market deposits. Approximately $1,038 of our cash balance is reserved under compensating balance arrangements with our banks, pertaining to an outstanding letter of credit and as collateral under a corporate credit card program. Our primary sources of liquidity to date have been proceeds from the issuance of stock, long-term convertible debt, term loans, proceeds from an unsecured line of credit and the cash assumed in connection with the Landcadia Business Combination. As of March 31, 2019, we had total outstanding long-term debt of $127,080, consisting of $67,080 of Term Loans and $60,000 of Notes.

As of May 8, 2019, we had cash on hand of approximately $38,000. We believe that our existing cash will be sufficient to meet our working capital requirements for at least the next twelve months. Our liquidity assumptions may, however, prove to be incorrect. We continually evaluate opportunities to strengthen our liquidity position, fund growth initiatives and/or acquire other businesses by issuing equity or equity-linked securities (in public or private offerings) and/or incurring additional debt. We recently filed a universal shelf registration statement on Form S-3 for the issuance from time to time of up to $300 million of our securities, which was declared effective by the SEC on April 26, 2019. However, market conditions, our future financial performance or other factors may make it difficult or impossible for us to access sources of capital, on favorable terms or at all, should we determine in the future to raise additional funds.

Indebtedness

Debt Facility

On November 15, 2018, in connection with the Closing, Merger Sub (now Waitr Inc.), as borrower, entered into a Credit and Guaranty Agreement, or the Credit Agreement, with Luxor Capital, as administrative agent, collateral agent and lead arranger, the various lenders party thereto, Waitr Intermediate Holdings, LLC, and certain subsidiaries of Waitr Inc., as guarantors. The Credit Agreement provides for a senior secured first priority term loan facility, or the Debt Facility, to Waitr Inc. in the aggregate principal amount of $25,000, or the Existing Term Loans. In addition to a number of customary covenants, the Credit Agreement and Credit Agreement Amendment (described below) require Waitr Intermediate Holdings, LLC to maintain minimum consolidated liquidity of $15,000 as of the last day of each fiscal quarter. For additional details on the Existing Term Loans and the Debt Facility, see Note 9—Debt, to our consolidated financial statements included in our Annual Report, which is incorporated by reference herein, and Note 7—Debt, to our unaudited condensed consolidated financial statements in our Quarterly Report, which is incorporated by reference herein.

On January 17, 2019, Waitr Intermediate Holdings, LLC and the Company’s wholly owned indirect subsidiary Waitr Inc. entered into the Credit Agreement Amendment with the various lenders party thereto and Luxor Capital, as administrative agent and collateral agent, which amends the Credit Agreement in order to provide to the Company additional senior secured first priority term loans under the Debt Facility in the aggregate principal amount of $42,080, the proceeds of which were used to finance a portion of the consideration for the Bite Squad Merger. In addition to a number of customary covenants, the Credit Agreement Amendment and Credit Agreement require Waitr Intermediate Holdings, LLC to maintain minimum consolidated liquidity of $15,000 as of the last day of each fiscal quarter. For additional details on the Additional Term Loans, see Note 19—Subsequent Events, to our consolidated financial statements included in our Annual Report, which is incorporated by reference herein, and Note 7—Debt, to our unaudited condensed consolidated financial statements in our Quarterly Report, which is incorporated by reference herein. We were in compliance with the covenants in the Credit Agreement as of March 31, 2019.

Notes

On November 15, 2018, in connection with the Landcadia Business Combination, the Company entered into a convertible notes credit agreement, pursuant to which the Company issued unsecured convertible promissory notes to Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and Lugard Road Capital Master Fund, LP in the aggregate principal amount of $60,000, or the Notes. For additional details on the Notes, see Note 9—Debt, to our consolidated financial statements included in our Annual Report, which is incorporated by reference herein, and Note 7—Debt, to our unaudited condensed consolidated financial statements in our Quarterly Report, which is incorporated by reference herein. We were in compliance with the covenants in the convertible notes agreement as of March 31, 2019.

Line of Credit

On July 2, 2018, Waitr Incorporated entered into a loan agreement with a group of lenders for an unsecured line of credit. The group of lenders consisted of certain board members, stockholders and affiliates of stockholders of Waitr Incorporated. The loan’s maximum principal amount was $5,000 and it carried an annual simple interest rate of 12.5% due at maturity, with interest paid quarterly on September 30, December 31, March 31 and June 30 of each year. In connection with advances made under the loan agreement, Waitr Incorporated was required to issue warrants to the lenders, or the Line of Credit Warrants, providing the lenders the right to purchase a number of common shares of Waitr Incorporated equal to the principal amount multiplied by 6.75% and divided by the Exercise Price. The Exercise Price of the Line of Credit Warrants, as defined by the loan agreement, was either (1) $8.022, in the event that the Closing took place under the Landcadia Merger Agreement, or (2) the price that was eighty percent of the price per share of the Company’s equity securities issued in the next preferred equity financing of at least $10,000.

Up to the consummation of the Landcadia Business Combination, the Company borrowed the maximum $5,000 principal amount available under the line of credit. On November 16, 2018, immediately after the consummation of the Landcadia Business Combination, we repaid the line of credit in full for a cash amount of $5,575, which included the payment of a $500 origination fee and accrued interest of $75. In addition, the lenders exercised their Line of Credit Warrants, receiving 37,735 shares of the Company’s common stock, for which we received $337 in cash, pursuant to the terms of the warrants.

Short-term Loan

On June 4, 2018, the Company entered into a loan agreement with First Insurance Funding to finance a portion of its annual insurance premium obligation. The loan had a principal amount of $2,172, payable in monthly installments, until maturity, and carried an annual interest rate of 3.39%. As of December 31, 2018, $658 was outstanding under such loan. The loan was paid in full upon maturity on March 21, 2019.

Capital Expenditures

Our main capital expenditures relate to the purchase of tablets for restaurants on our Platforms, which are expected to increase as we continue to grow our business. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” in this prospectus supplement. If we are unable to obtain needed additional funds, we will have to reduce our operating costs, which would impair our growth prospects and could otherwise negatively impact our business.

Cash Flow

The following table sets forth our summary cash flow information for the periods indicated:

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,
(in thousands)	2019	2018	2018	2017	2016
Net cash used in operating activities	$(12,687)	$(1,051)	$(15,842)	$(12,411)	$(4,497)
Net cash used in investing activities	(193,062)	(516)	(3,761)	(1,874)	(826)
Net cash provided by financing activities	40,024	1,410	224,996	14,947	8,334

Three Months Ended March 31, 2019 and 2018

Cash Flows Used In Operating Activities

For the three months ended March 31, 2019, net cash used in operating activities was $12,687, compared to $1,051 for the same period in 2018, primarily reflecting the inclusion of the results of operations of Bite Squad beginning on the acquisition date, January 17, 2019, and the payment of business combination-related expenses of $6,949 in the three months ended March 31, 2019.

Cash Flows Used In Investing Activities

For the three months ended March 31, 2019, net cash used in investing activities was $193,062, consisting primarily of $192,419 for the acquisition of Bite Squad. Additionally, investing activities included the purchase of property and equipment of $627 and $505 for the three months ended March 31, 2019 and 2018, respectively, comprised primarily of computer tablets for restaurants on the Platforms. The tablets remain our property. We control software applications and updates on the tablets, and the tablets are devoted exclusively to the Platforms. We also periodically purchase office furniture, equipment, computers and software and leasehold improvements.

Cash Flows From Financing Activities

For the three months ended March 31, 2019, net cash provided by financing activities was $40,024, primarily reflecting proceeds from the issuance of the Additional Term Loans of $42,080. For the three months ended March 31, 2018, net cash provided by financing activities was $1,410, reflecting proceeds from the issuance of the Series 2018 Convertible Promissory Notes.

Years Ended December 31, 2018, 2017 and 2016

Cash Flows Used In Operating Activities

For the year ended December 31, 2018, net cash used in operating activities was $15,842, compared to $12,411 for the same period in 2017, primarily reflecting the payment of business combination-related expenses of $5,768 in 2018.

For the year ended December 31, 2017, net cash used in operating activities was $12,411 compared to $4,497 for the year ended December 31, 2016, primarily reflecting increased cash operating expenses attributable to market growth and new market expansion efforts.

Cash Flows Used In Investing Activities

Our primary investing activities during all of the periods presented was the purchase of property and equipment, comprised primarily of computer tablets for the restaurants on our Platforms. The tablets remain our property. We control software applications and updates on the tablets, and the tablets are devoted exclusively to the Waitr Platform. We also periodically purchase office furniture, equipment, computers and software and leasehold improvements.

For the year ended December 31, 2018, net cash used in investing activities was $3,761 compared to $1,874 for the year ended December 31, 2017 and $826 for the year ended December 31, 2016.

Cash Flows Provided By Financing Activities

For the year ended December 31, 2018, net cash provided by financing activities was $224,996, primarily reflecting net cash assumed from the Landcadia Business Combination of $143,648 and proceeds from the issuance of the Term Loans and Notes of $85,000, less $3,050 of related debt issuance costs. During the year ended December 31, 2018, we borrowed $5,000 under our unsecured line of credit and repaid in full the $5,000 of borrowings. Additionally, we borrowed $2,172 under a short-term loan to finance a portion of our insurance premium obligations and made repayments of $1,514 on such loan during the year ended December 31, 2018. Also included in net cash provided by financing activities for the year ended December 31, 2018 was $1,470 of proceeds related to the issuance of the Waitr Convertible Notes in the first quarter of 2018 and payments of $3,207 for the redemption of certain of the Waitr Convertible Notes in connection with the Landcadia Business Combination.

Net cash provided by financing activities totaled $14,947 for the year ended December 31, 2017, which primarily reflected proceeds from issuances of 2,341,477 shares of Series AA Preferred Stock in the first quarter of 2017 of $7,224 and proceeds from the issuance of Waitr Convertible Notes of $7,684.

For the year ended December 31, 2016, cash provided by financing activities was $8,334, consisting of proceeds from debt and equity issuances in approximately equal proportions.

Contractual Obligations and Other Commitments

At December 31, 2018, we had corporate offices in Lake Charles and Lafayette, Louisiana, as well as smaller offices across the Southeastern United States. Our office leases expire on various dates through August 2026. We recognize rent expense on a straight-line basis over the relevant lease period.

Our debt and interest payments and future minimum payments under non-cancellable operating leases for equipment and office facilities, workers’ compensation obligation and monthly loan payments were as follows as of December 31, 2018:

	PAYMENTS DUE BY PERIOD
(in thousands)	LESS THAN 1 YEAR	1 TO 3 YEARS	3 TO 5 YEARS	THEREAFTER	TOTAL
Debt (1)	$—	$—	$85,000	$—	$85,000
Interest due on debt (2)	2,383	4,772	2,082	—	9,237
Operating lease obligations	727	1,860	1,187	1,336	5,110
Workers’ compensation liability (3)	409	197	34	677	1,317
Loan agreement (4)	662	—	—	—	662

Total	$4,181	$6,829	$88,303	$2,013	$101,326

(1)	Debt includes amounts due under the Debt Facility and Notes as of December 31, 2018. On January 17, 2019, in connection with the Bite Squad Merger, the Credit Agreement Amendment provided an additional $42,080 under the Debt Facility, due on November 15, 2022.
(2)	Interest due on debt assumes no prepayments under the Debt Facility and assumes all interest payments are paid in cash. Interest on the Notes assumes no conversion prior to the maturity of the Notes.
(3)	On November 27, 2017, Guarantee Insurance Company, or GIC, our former workers’ compensation insurer, was ordered into the receivership for purposes of liquidation by the Second Judicial Circuit Court in Leon County, Florida. At the time of the court order, GIC was administering our outstanding workers’ compensation claims. Upon entering receivership, the guaranty associations of the states where GIC operated began reviewing outstanding claims administered by GIC for continued claim coverage eligibility based on guaranty associations’ eligibility criteria. Our net worth exceeded the threshold of $25,000 established by the Louisiana Insurance Guaranty Association, or LIGA, when determining eligibility for claims coverage. As such, LIGA assessed our outstanding claim as ineligible for coverage and we executed a promissory note in January 2019 for the repayment of the $588 paid by LIGA with respect to our claim. The terms of the promissory note provide for equal monthly payments of $32 over 17 months. As of December 31, 2018, we estimate that we have $761 in additional workers’ compensation liabilities outstanding with respect to the GIC claims, excluding the LIGA promissory note, which we expect will be recognized ratably over approximately 40 years.
(4)	On June 4, 2018, we entered into a loan agreement with First Insurance Funding to finance our commercial insurance premiums. The loan is payable in monthly installment payments, until maturity. The loan matured on March 21, 2019 and carried an annual interest rate of 3.39%.

Contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding, while obligations under other contracts that we can cancel without a significant penalty are not included.

As of May 10, 2019, the Company’s total contractual obligations have increased from those set forth in the table above, primarily due to $42,080 of Additional Term Loans provided under the Debt Facility in connection with the Bite Squad Merger. The Additional Term Loans are due on November 15, 2022. Interest on the Additional Term Loans, assuming no prepayments under the Debt Facility and assuming all interest payments are paid in cash, totals approximately $2,247 for the remainder of 2019 and $3,000, $3,005 and $2,645 for the years ended December 31, 2020, 2021 and 2022, respectively.

Additionally, the Company’s total contractual obligations increased as a result of the acquisition of Bite Squad and related non-cancellable operating leases for office facilities and vehicles used in delivery operations, totaling approximately $791 for the remainder of 2019 and $262 and $51 for the years ended December 31, 2020 and 2021, respectively.

We are also a party to certain ordinary course multi-year sponsorship agreements, but have no material long-term purchase obligations outstanding with any vendors or other third parties.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2019.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to interest rate risk and certain other market risks in the ordinary course of our business.

Interest Rate Risk

As of March 31, 2019, we had outstanding long-term debt totaling $127,080, consisting of $67,080 of Term Loans and $60,000 of Notes, all of which bear interest at fixed rates. As a result, we were not exposed to interest rate risk on our outstanding debt at March 31, 2019. If we enter into variable-rate debt in the future, we may be subject to increased sensitivity to interest rate movements.

We invest excess cash primarily in bank accounts and money market accounts, on which we earn interest. Our current investment strategy is to preserve principal and provide liquidity for our operating and market expansion needs. Since our investments have been and are expected to remain mainly short-term in nature, we do not believe that changes in interest rates would have a material effect on the fair market value of our investments or our operating results.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition.

BUSINESS

Waitr operates an online food ordering and delivery platform, powered by its team of delivery drivers. Waitr’s business model is the three-sided marketplace (restaurants, drivers and diners), enabled by its purpose-built platform. The Company’s strategy is to bring delivery and carryout infrastructure to underserved populations of restaurants and diners and establish market leadership positions in the markets in which it operates. On January 17, 2019, Waitr acquired Bite Squad, an online food ordering and delivery platform, which also operates a three-sided marketplace, expanding Waitr’s scale and footprint across the United States to more than 600 cities. At March 31, 2019, Waitr operated in approximately 700 cities and had approximately 24,000 restaurants on the Platforms. Waitr has recently experienced rapid growth and scale in terms of the number of restaurants on its Platforms, the number of Active Diners and the number of its overall orders on a pro forma basis for the acquisition of Bite Squad.

(1)	As of the end of the specified period.
(2)	Active Diners is defined as the number of diner accounts from which an order has been placed through the Platforms during the past twelve months (as of the end of the specified period).
(3)	Q1 2019 run rate reflects actual first quarter 2019 orders presented on an annualized basis. For a list of risk factors that may cause this to differ from actual results, see the risks described under “Risk Factors — Risks Related to Our Business.”

To achieve this growth and scale, Waitr has grown its diner base while increasing order frequency on a pro forma basis for the acquisition of Bite Squad.

(1)	Reflects the number of orders divided by diners during the specified period.
(2)	Diners in thousands.

Additionally, Waitr believes it provides attractive unit economics on a pro forma basis for the acquisition of Bite Squad with multiple opportunities to improve its gross margin.

(1)	Includes top 10 markets based on gross margin.
(2)	Represents operations and support expenses as defined in our Annual Report, excluding driver costs.
(3)	Gross margin is presented on a pro forma basis after giving effect to the acquisition of Bite Squad, among other things. We may not be able to achieve the anticipated benefits of the Bite Squad Merger. For more information on the risks related to the Bite Squad Merger, see “Risk Factors—Risks Related to Our Business—The following are risks related to the Bite Squad Merger.” For more information on the calculation of gross margin, a non-GAAP financial measure, and a reconciliation to the most directly comparable GAAP measure, see “Prospectus Supplement Summary—Summary Historical Financial and Operating Data.”

Waitr’s business has been built with a restaurant-first philosophy by providing a differentiated and brand additive service to the restaurants on its Platforms. The Company connects diners and restaurants via the Platforms. The Platforms enable local restaurants to increase sales, provides diners with a great experience and provides its drivers with a steady schedule and predictable income. The Company has designed its offering to help local restaurants grow and succeed with features including deep and seamless integration, full restaurant menus with food photos, trained and uniformed drivers, ongoing local market support and flexible pricing plans. For diners, Waitr optimizes the journey from restaurant and food discovery through delivery, while providing superior restaurant selection and a great customer experience. Waitr provides diners easy-to-use, intuitive Platforms that make ordering carryout or delivery simple from any network-connected device. Waitr provides superior selection of restaurants in its markets, resulting in strong consumer interest. With Waitr’s intuitive interface and professional photos of nearly every menu item, Waitr allows diners to search and discover new local restaurants beyond the “menu drawer” and take the fear out of trying something new. Waitr’s simplifying and tech-enabled features, including favorites, swipe and buy, diner profiles, recent orders, group ordering, saved payment tokens and real-time delivery status updates, promote higher order frequency and diner retention.

Company drivers are brand ambassadors for Waitr and the primary point of contact with Waitr’s diners. As a result, Waitr invests significant resources in its drivers, including background checks, in-person interviews, training, uniforms, peer reviews and scheduled working hours. This allows Waitr to better manage a consistent delivery experience for both restaurants and diners, provides drivers with steady income and predictable hours and ensures efficient utilization of the driver workforce. At March 31, 2019, Waitr (including Bite Squad) had approximately 15,000 active delivery drivers.

The Company generates revenue primarily when diners place an order on its Platforms. Waitr recognizes revenue from diner orders when orders are delivered. Revenue consists primarily of transaction fees, comprised of fees received from restaurants (determined as a percentage of the total food sales, net of any diner promotions or refunds to diners) and diner fees. The Company also generates revenue from setup and integration fees collected from certain restaurants to onboard them onto the Platforms and subscription fees from restaurants that opt to pay a monthly fee in lieu of a lump sum setup and integration fee. Additionally, the Company sells gift cards and recognizes revenue upon gift card redemption. Revenue also includes, to a significantly lesser extent, grocery diner fees (since the launch of this service in select markets in March 2017), and fees for restaurant marketing and data services.

The Waitr Solution

We have created differentiated software platforms purpose-built to serve restaurants, drivers and diners. Our business has been built with a focus on quality through providing brand-additive services to restaurants, which in turn benefits diners by providing superior restaurant selection and a great customer experience.

Restaurant Benefits

We believe that we provide restaurants with the following key benefits, which generate higher Gross Food Sales over time for our restaurants:

∎	Exposure. Our Platforms provide restaurants with access to incremental users and the opportunity to grow their consumer base.

∎	Incremental channels. Our Platforms provide restaurants with additional channels through which they can receive more orders, while building brand awareness, as they are discovered by more diners.

∎	Deep integration and customization. We provide professional photography for nearly all menu items, menu onboarding and real-time menu customization that restaurants can manage themselves.

∎

Restaurant Software Platforms. The Platforms provide restaurants with actionable data on diners’ order history and trends allowing restaurants to offer more tailored dishes and suggest more add-on items, which increases order values.

∎

Flexibility Around Price Point. We provide restaurants with flexibility around price point, charging restaurants under two fee models: (1) with an initial setup and integration fee and partnership level pricing, and (2) with a higher fee rate and no upfront setup and integration fee.

∎	Reliable Delivery. We provide restaurants and diners with accurate and timely deliveries by connecting them with our dedicated network of employee drivers.

Diner Benefits

We believe that we provide diners with the following key benefits:

∎	Selection. The restaurants on our Platforms represent a wide breadth of cuisines, price points and local favorites in each market to best serve the diverse tastes of its diners.

∎

Quick, Quality Service. We strive to deliver the right order, quickly and professionally, and have live customer support to assist diners, helping to ensure diner success when ordering on the Platforms.

∎

Discovery. The Platforms are designed to showcase menus with professional photography, giving diners a rich understanding of restaurants’ offerings; resulting in diners discovering restaurants they would like to visit in person, not just to order on the Platforms, further expanding the potential pool of dine-in customers for restaurants.

∎

Personalized Experience. We allow diners to tailor their orders to various layers of customization through easy-to-use Platforms. Diners can add frequent restaurants as favorites, keep track of past orders and split the cost of an order with friends.

∎

High Impact Local Partnerships. We focus on attracting local favorites to the Platforms and strive to create the right balance of cuisine and price points in all markets. Waitr’s specific focus on local favorites allows it to strive to achieve its “Local Everywhere” mantra across the United States.

∎	Convenience. We provide diners with intuitive Platforms that make ordering and delivery simple from any connected device. Diners can track their order and know exactly when to expect their food.

Driver Benefits

We believe that we provide drivers with the following benefits:

∎	Steady employment. Waitr offers its employee drivers regular, scheduled employment.

∎	Pay and Benefits. We pay our drivers by the hour at an attractive wage. Benefits are offered to qualifying employee drivers. We also believe that our pay rates to independent drivers are attractive.

∎

Flexibility. Employee drivers are offered the ability to drive part time or full-time, day or night. Further, Waitr offers its drivers the opportunity to exchange shifts with other drivers if needed. Both employee and independent contractor drivers enjoy flexible scheduling.

Business Strategy

The Company has historically grown its business by increasing the number of quality restaurants available on the Waitr Platform with a focus on full service restaurants, which has facilitated growth in diners and orders, and intends to continue to do so on both Platforms. The Company intends to pursue the following growth strategies to grow the Platforms:

Increase sales through further penetration of its existing markets

We believe that our markets are at an early stage of growth, when measured by market penetration, which we calculate as total Active Diners divided by total population. For example, as of December 2019, our average market penetration was 5% and our market penetration in our top 10 markets, determined by Gross Food Sales, was 9% as compared to market penetration of 31% in Lake Charles, Louisiana, our first market. Additionally, since 2015, Gross Food Sales have increased on a year over year basis for each group of markets we have launched in a given year. We have also found that Gross Food Sales figures for diners stabilize around one month after a new market launch. We plan to continue marketing and actively building our brands in existing markets by improving our offerings, technology platform depth and customer service. Additionally, we believe we can increase profitability in our newer markets as they grow into more mature markets. For example, our average market gross margin on a pro forma basis is 29% for the year ended December 31, 2018, while our top 10 markets, determined by gross margin, have a gross margin on a pro forma basis of 39% for the year ended December 31, 2018. See “Prospectus Supplement Summary—Summary Historical Financial and Operating Data” for additional information.

Continue expansion into new markets, development of new products and services and invest in new technology

We have identified a substantial number of market opportunities surrounding or adjacent to our current geographic footprint as well as new market opportunities outside of our current footprint. We intend to continue to expand into new cities and geographies and plan to continue to enter and expand upon our product offerings across our marketplace. We contemplate expanding or rolling out additional product offerings, such as grocery, alcohol (where permitted) and dry goods delivery, all of which will continue to enhance the experience of users of the Platforms.

Deliver an excellent diner experience

We believe that by tailoring experiences on our Platforms to the nuances of local or regional markets, we can further improve the user experience and drive growth for our restaurants. We plan to continue investing in our direct sales teams and to add more restaurants and restaurant variety to the Platforms, and as a result, we expect to see an increase in diners and orders. A significant opportunity exists to expand existing diner spend, add new diners, and further establish and deepen leadership positions within our current markets.

Leverage relationships with our restaurants

We intend to utilize our existing relationships with diverse and high-quality restaurants to grow within our current markets as well as aid in our expansion into new markets.

Pursue Strategic Acquisitions

We intend to continue to selectively evaluate and pursue expansion opportunities in existing and new markets in both core and adjacent categories through strategic acquisitions. As of the date of this prospectus, we have completed over 20 acquisitions.

Identify and Launch Markets

Our market strategy is predicated on leveraging best practices from the launch of prior markets. Our “playbook” is continuously refined and includes strategies around onboarding new restaurants, deploying adequate resources to new markets, sales and marketing and ongoing business development. As a result, when we launch a new market, we believe we are able to scale more quickly than in prior launches.

Identifying New Markets

As of March 31, 2019, we operated in 27 states across the United States with plans to expand into new markets in the future. We identify market opportunities based on several criteria, including proximity to our current market footprint and major interstate connectivity between our current and potential markets, which allows us to leverage our brands.

Launching New Markets

Waitr’s market launch process occurs over four phases; pre-launch, then phases one, two and three:

Pre-Launch: During pre-launch, Waitr identifies markets and key restaurants and performs a build / buy analysis to best evaluate organic market entry and the pipeline of potential acquisitions. When Waitr begins operations in a new market, Waitr first signs up new restaurants with in-person sales calls. Waitr’s emphasis is on signing the key influencers in a market and leveraging its relationships with multi-location partners and national and regional chains.

Phase One: Waitr measures the progress of a new market mainly by the number of orders per day it generates. During phase one, Waitr is building awareness in the community and growing its mobile application installation base, experiencing rapid growth in restaurants and users.

Phase Two: During phase two of market launch, Waitr experiences rapid growth in diner engagement and continues onboarding restaurants. Waitr becomes viral and word of mouth increases restaurant, diner and driver interest.

Phase Three: Finally, in phase three, Waitr reaches sustained profitability and focuses on optimizing operations. Waitr scales its in-market operations and support teams to handle increased order volumes, which initially leads to increased driver efficiency and drives margin increases.

Challenges

The Company faces several key challenges in continuing to grow its business and maintaining profitability, including the following:

∎	long-term growth depends on the Company’s ability to continue to expand its marketplace of restaurants and diners in a cost-effective manner;

∎	the ability to realize the benefits of acquired businesses depends on the successful integration of the operations of the acquired businesses with those of the Company;

∎

while the Company’s primary competition remains the traditional offline options including paper menus and telephoning in to restaurants for delivery or takeout, new competitors could emerge in the online food ordering and delivery industry and existing competitors could gain traction in the Company’s markets; and

∎

the continuing trend toward consolidation in the online and mobile app ordering and delivery industry may result in larger companies with greater financial resources and other competitive advantages than the Company’s and could impact the Company’s growth rates and ability to maintain profitability.

Marketing

The Platforms are an important extension of restaurant branding. Most of the Company’s marketing efforts to date have been through co-branding with restaurants and generating word-of-mouth adoption. Restaurants promote Waitr and Bite Squad as a feature for their diners through in restaurant advertising such as door stickers, table tents and push cards in their carryout orders.

The Company’s remaining sales and marketing initiatives are paid marketing, which includes: digital media, influencer sponsorships, traditional ads, and public relations. The Company also reaches new diners through early adopters, who enjoyed their experience on the Platforms, and who recommend the Platforms to friends and family. The Company believes it has a proven return on investment on its customer acquisitions.

Sales

Waitr’s sales team is focused on signing restaurants across its current and target markets. When launching a market, Waitr deploys a sales launch team to the new market to begin recruiting a diverse set of notable and popular restaurants to the Platforms. By focusing Waitr’s sales efforts on recruiting top restaurants and showing them the value of the Platforms, restaurants promote themselves on the Platforms to their diners. This increase in diners helps to drive more sales and ultimately more restaurants to the Platforms. After launch, Waitr continues the sales efforts with an in-market brand ambassador and business development representative, while also conducting sales initiatives at the regional and corporate level with key partners and larger national accounts. Waitr has historically used a “hub-and-spoke” strategy when opening new markets, which enables it to build momentum through word-of-mouth among both restaurants and diners. After opening new markets, Waitr representatives continue to work with restaurants to increase overall order volume and ensure a high level of quality control across the Platforms. Waitr’s sales team also leverages the success of the Platforms to build new partnerships with important restaurant influencers in the communities Waitr serves.

Products and Services

Restaurant Products and Services

Waitr provides restaurants with a high level of service with deep technology integration, a high-growth, enhanced marketing platform, trained employee drivers, and customer support all at very attractive and aligned pricing.

Pricing Plans. Historically, Waitr has offered restaurants two pricing plans: (1) an upfront setup and integration fee and lower fee rate and (2) no upfront setup and integration fee with a higher fee rate.

Restaurant Onboarding. Waitr offers restaurants a streamlined onboarding process that features direct menu management, high quality professional photography and high levels of customer service from its market level representatives.

Product Features. Waitr provides restaurants with the ability to offer promotions and daily specials, optimize orders through real time analytics and manage restaurant menus. The Waitr Platform includes a dedicated mobile application for the restaurants on the Waitr Platform called “Managr.” The Managr toolkit simplifies and aggregates restaurant order and delivery tasks onto a central in-app controller and provides flexibility to edit menus based on inventory or promotions, all through user-friendly hardware that receives orders on-site and integrates them seamlessly into existing kitchen flow.

Customer Support. Waitr also provides restaurants with in-market team support to ensure quality diner and restaurant service to both parties.

Delivery. Waitr provides an ordering and delivery platform for restaurants through a network of trained and uniformed drivers to address the growing demand for delivery services.

Diner Products and Services

Properties. For diners, the Platforms serve as a personalized service that provides discovery, convenience and transparency. Our Platforms feature food ordering and delivery, group ordering capabilities and the ability to create favorites for recurring orders.

Features. The Platforms simplify the online restaurant delivery process to a few steps that include setting location, specifying delivery or takeout, selecting and customizing menu items and tracking orders until delivery or pickup. Diners can easily view their favorite restaurants and past orders.

Restaurant Selection and Customization. The restaurants on the Platforms offer a wide breadth of cuisines, price points and local favorites in each market. Waitr creates a personalized experience for diners, where they can tailor their orders to several layers of customization: getting what they want, when they want it.

Driver Products and Services

The majority of our drivers are employees, which allows us to provide a more consistent and professional experience. Employing drivers allows for more robust training and allows for more control over behaviors to help improve restaurant and diner experience, including mandatory branded uniforms and equipment, the ability to manage shift schedules to balance supply and demand, and regular performance management feedback. This is key to optimizing our delivery network so we can consistently meet and exceed the restaurant and diner expectation of being on-time. We conduct background checks and in-person interviews with all potential drivers. Drivers have flexible schedules and are paid on a weekly basis, and they keep 100% of gratuities.

Customers

As of December 31, 2018, Waitr had approximately 8,500 restaurants on its Platform and served approximately 989,000 Active Diners. On January 17, 2019, Waitr completed the acquisition of Bite Squad, adding more than 11,800 restaurants and approximately 988,000 Active Diners. For the years ended December 31, 2018, 2017 and 2016, none of Waitr’s restaurants or Active Diners accounted for 1% or more of the Company’s revenues.

As of March 31, 2019, Waitr had approximately 24,000 restaurants on the Platforms and served approximately 2.2 million Active Diners.

Competition

The Company’s primary competition remains traditional offline options, including paper menus and telephoning in to restaurants for delivery or takeout. Management believes the Company’s competition falls into the following categories:

∎	Traditional offline processes, including phone orders, paper menus distributed by restaurants, local advertising and the yellow pages;

∎	Local delivery services that typically do not employ mobile or internet technology to power their service (for example, taking orders by phone only); and

∎	Other online delivery platforms.

The principal competitive factors in the Company’s markets include scale, cost, delivery network, technology, convenience, customer service and integration. Management believes the Company competes favorably based on these factors for restaurants, consumers and drivers.

Seasonality and Holidays

Our business tends to follow restaurant closure and diner behavior patterns. In many of Waitr’s markets, Waitr generally experiences a relative increase in order frequency from September to March and a relative decrease in diner activity from April to August primarily as a result of weather patterns, summer breaks and other vacation periods. In addition, restaurants tend to close on certain holidays, including Thanksgiving and Christmas Eve-Day, in Waitr’s key markets. Further, diner activity may be impacted by unusually cold, rainy, or warm weather. Cold and rain typically drive increases in order volume, while unusually warm or sunny weather typically drives decreases in orders. Consequently, Waitr’s results between quarters, or between periods may vary as a result of prolonged periods of unusually cold, warm, inclement, or otherwise unexpected weather and the timing of certain holidays.

Technology & Intellectual Property

The Platforms use scalable software to provide a consistent and robust user experience as user adoption increases. The internally developed Platforms are purpose-built to streamline online ordering and delivery for consumers and restaurants. The Platforms are 100% hosted in the cloud. Cloud hosting assists Waitr with addressing potential capacity constraints that Waitr may face as it grows its core applications and provides a level of redundancy, fault tolerance and cost-effectiveness. Waitr also hosts its Driver Managr and call center applications on the cloud. The Platforms offer simplicity, ease of use, rich customer data, and online menu integrations. Continued scaling of the Platforms is expected to lead to a more consistent and robust user experience. Rich customer data and online menu integrations are also expected to result in higher average order value and increased incremental orders.

Waitr protects its intellectual property through a combination of trademarks, trade dress, domain name registrations, trade secrets, patents, and copyrights.

As of December 31, 2018, Waitr had registered trademarks covering “Waitr,” the bowtie design and logo and the stylistic designs associated with its brand. Waitr has also filed other trademark applications in the United States and may pursue additional trademark registrations to the extent management believes it will benefit its business and be cost-effective.

As of December 31, 2018, Waitr filed two patent applications in the United States, which seek to cover proprietary inventions relating to its products and services. Waitr may pursue further patents to the extent that management believes it will benefit Waitr’s business and be cost-effective.

Waitr holds several registrations to domain names relating to its business, including waitrapp.com and others.

Waitr’s non-driver employees and contractors are required to sign agreements with Waitr pursuant to which they agree to keep proprietary and non-public information confidential and to assign any and all inventions or other intellectual property relating to its business to Waitr. The policies and applicable terms of use of the Platforms also contain confidentiality and assignment of intellectual property provisions and restrict the distribution or use of Waitr’s technology in unauthorized manners.

Employees

As of March 31, 2019, the Company had approximately 17,000 employees, including delivery drivers. None of these employees are represented by a labor union with respect to their employment with the Company. The Company’s headquarters are located at 844 Ryan Street, Suite 300, Lake Charles, Louisiana 70601.

Corporate History

Originally formed on December 5, 2013 as a Louisiana corporation, Waitr Incorporated began operations in 2014 as a restaurant platform for online food ordering and delivery services, and grew quickly, connecting restaurants, diners and delivery drivers in various markets. Landcadia Holdings, Inc. was a special purpose acquisition company whose business was to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. It was incorporated in Delaware on November 19, 2008 as Leucadia Development Corporation and changed its name to Landcadia Holdings, Inc. on September 15, 2015.

On the Closing Date, Waitr Holdings Inc. (formerly known as Landcadia Holdings, Inc.), a Delaware corporation, completed the acquisition of Waitr Incorporated, pursuant to the Landcadia Merger Agreement, by and among the Company, Merger Sub, a Delaware corporation and wholly owned indirect subsidiary of the Company and Waitr Incorporated. Upon the consummation of the Landcadia Business Combination, Waitr Incorporated merged with and into Merger Sub, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned, indirect subsidiary of the Company. In connection with the Closing, the Company changed its name from Landcadia Holdings, Inc. to Waitr Holdings Inc.

On January 17, 2019, Waitr completed the acquisition of Bite Squad, a Minnesota limited liability company, pursuant to the Bite Squad Merger Agreement, by and among the Company, Bite Squad, and Wingtip Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, pursuant to which Bite Squad merged with and into Wingtip Merger Sub, Inc., with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability Company Act as a wholly owned, indirect subsidiary of the Company. Founded in 2012 and based in Minneapolis, Bite Squad operates a three-sided marketplace, consistent with Waitr, through the Bite Squad Platform.

Basis of Presentation

The Landcadia Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Landcadia Holdings, Inc. has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Landcadia Business Combination was treated as the equivalent of Waitr Incorporated issuing stock for the net assets of Landcadia Holdings, Inc., accompanied by a recapitalization. The net assets of Landcadia Holdings, Inc.

were stated at historical cost, with no goodwill or other intangible assets recorded. Reported amounts from operations included herein prior to the Landcadia Business Combination are those of Waitr Incorporated. The shares and earnings per share available to holders of the Company’s common stock, prior to the Landcadia Business Combination, have been retroactively restated to reflect the exchange ratio established in the Landcadia Business Combination.

The Bite Squad Merger was considered a business combination, in accordance with GAAP, and was accounted for using the acquisition method. Under the acquisition method of accounting, total merger consideration, acquired assets and assumed liabilities are recorded based on their estimated fair values on the acquisition date. The excess of the fair value of merger consideration over the fair value of the assets less liabilities acquired has been recorded as goodwill. The results of operations of Bite Squad have been included in our consolidated financial statements since the acquisition date, January 17, 2019.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated May 16, 2019, between us and Jefferies LLC as representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective amount of shares of common stock shown opposite its name below:

UNDERWRITER	AMOUNT OF SHARES
Jefferies LLC	4,729,900
RBC Capital Markets, LLC	2,027,100

Total	6,757,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.2664 per share of common stock. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$7.400	$7.400	$50,001,800.00	$57,502,070.00
Underwriting discounts and commissions paid by us	$0.444	$0.444	$3,000,108.00	$3,450,124.20
Proceeds, to us, before expenses	$6.956	$6.956	$47,001,692.00	$54,051,945.80

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $280,000. We have also agreed to reimburse the underwriters for certain expenses, including up to an aggregate of $25,000 in connection with the clearance of this offering with the Financial Industry Regulatory Authority, Inc., as set forth in the underwriting agreement.

Listing

Our common stock is listed on Nasdaq under the trading symbol “WTRH.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,013,550 shares of common stock from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase an amount of additional shares of common stock proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Jefferies LLC for a period of 90 days after the date of this prospectus supplement. The restrictions described in this paragraph do not apply in certain circumstances, including grants of employee stock options pursuant to our existing plans or issuances pursuant to the exercise of such employee options.

Our officers and directors and other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Jefferies LLC for a period of 90 days after the date of this prospectus supplement. The restrictions described in this paragraph do not apply in certain circumstances, including: (1) transfers as a bona fide gift or gifts or for bona fide estate planning purposes; (2) transfers to a trust or limited family partnership for the direct or indirect benefit of the securityholder or the immediate family of the securityholder; (3) transfers by will, other testamentary document or intestate succession; (4) transfers pursuant to a court order in respect of, or by operation of law, as a result of a divorce; (5) transfers to us in connection with the exercise, including any “net” exercise, of any options or warrants or the conversion of any convertible security in accordance with its terms, provided that any securities issued upon such exercise or conversion will be subject to the lock-up restrictions and no filing or public announcement under the Exchange Act, is required or is voluntarily made in connection with such transfer, exercise, or conversion, other than a filing on a Form 5 made after the expiration of the lock-up period or, in the case of a “net” exercise, a filing on a Form 4 that reports such “net” exercise under the transaction code “F”); (6) transfers to wholly owned and controlled limited liability company or partnership; (7) with respect to a securityholder that is a trust, transfers to any beneficiary or the estate of any such beneficiary; (8) transfers or distributions to members, limited partners, stockholders or affiliates of, or any investment fund or other entity that controls or manages, the securityholder; (9) transfers or distributions in connection with a merger or sale of all or substantially all of our voting securities or assets; (10) the entering into of a written trading plan pursuant to Rule 10b5-1 of the Exchange Act during the lock-up period, provided that no sales of the securities are made pursuant to such plan, and no public disclosures are made regarding such plan, prior to the expiration of the lock-up period; and (11) securities purchased in the open market or in this offering so long as no filing or public announcement by any party under Section 16 of the Exchange Act is required or will be voluntarily made, other than a filing on a Form 5 made after the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement and the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. As of April 26, 2019, an affiliate of Jefferies LLC owned approximately 6.7% of the Company’s outstanding common stock. For more information, see our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2019, portions of which are incorporated by reference herein. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of the shares of common stock by it will be made on the same terms.

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

You confirm and warrant that you are either:

∎	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

∎

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

∎	a person associated with the company under Section 708(12) of the Corporations Act; or

∎	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

∎	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

∎

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

∎	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (“CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

∎

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

∎	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

∎	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

∎	where no consideration is or will be given for the transfer;

∎	where the transfer is by operation of law;

∎	as specified in Section 276(7) of the SFA; or

∎	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX), or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, us or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

United Arab Emirates

The offering contemplated hereunder has not been approved or licensed by the Central Bank of the United Arab Emirates, or UAE, the Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. This offering does not constitute a public offer of shares in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), or the DFSA Markets Rules, accordingly, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones.

The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. We represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons of a type specified in those rules to whom Exempt Offers can be made. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Canada

(A) Resale Restrictions

The distribution of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

(B) Representations of Canadian Purchasers

By purchasing common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

∎

the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

∎	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

∎	where required by law, the purchaser is purchasing as principal and not as agent, and

∎	the purchaser has reviewed the text above under Resale Restrictions.

(C) Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

(D) Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(E) Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

(F) Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, and any offer of the shares of common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock to be issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, in each case in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and do not currently intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to particular rules, including, without limitation:

∎	U.S. expatriates and certain former citizens or long-term residents of the United States;

∎	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

∎	banks, insurance companies, and other financial institutions;

∎	brokers, dealers or traders in securities or currencies;

∎	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

∎	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

∎	tax-exempt organizations or governmental organizations;

∎	persons deemed to sell our common stock under the constructive sale provisions of the Code;

∎	persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

∎

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Code);

∎	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

∎	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

∎	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

∎	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

∎

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition of Common Stock.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a Non-U.S. Holder of our common stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. Holders will be entitled to a reduction in or an exemption from such withholding tax on dividends if (a) an applicable income tax treaty provides for such reduction or exemption or (b) the Non-U.S. Holder holds our common stock in connection with the conduct of a trade or business within the United States and such dividends are effectively connected with that trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable). To claim such reduction in or exemption from withholding, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying that such Non-U.S. Holder qualifies for an exemption from or reduction of the withholding tax under the applicable income tax treaty, or (b) IRS Form W-8ECI certifying that such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as may be applicable. The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder will be subject to U.S. federal income tax on such effectively connected dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

∎

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

∎	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

∎	our common stock constitute U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on foreign accounts, a Non-U.S. Holder will not be subject to backup withholding with respect to dividends on our common stock we pay to the Non-U.S. Holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder either certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable certification, or otherwise establishes an exemption. However, information returns generally will be filed with the IRS in connection with any dividends (including deemed dividends) made on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Information reporting and backup withholding generally will not apply to the proceeds of a sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers, if the holder provides the certifications described above and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person) or such holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) on our common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. While withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations would eliminate FATCA withholding on payments of gross proceeds entirely. The U.S. Department of the Treasury has indicated that taxpayers generally may rely on these proposed Treasury Regulations pending their finalization.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

EXPERTS

The consolidated financial statements of Waitr Holdings Inc. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the consolidated financial statements of Waitr Incorporated as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on November 1, 2018, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Landcadia Holdings, Inc. as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015 have been incorporated in this prospectus supplement by reference in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference in this prospectus supplement by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 1, 2018 and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Bite Squad as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 incorporated in this prospectus supplement by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2019 have been audited by RSM US LLP, independent auditor, in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Winston & Strawn LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus supplement. This prospectus supplement does not contain all the information set forth in the registration statement and its exhibits and schedules. You should read the registration statement and its exhibits and schedules carefully for provisions that may be important to you.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the SEC’s website at www.sec.gov.

Our website address is www.waitrapp.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof until the termination of any offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto, unless specifically referenced below.

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 15, 2019;

∎	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 10, 2019;

∎

our Current Reports on Form  8-K filed with the SEC on January  18, 2019, January 25, 2019, February 11, 2019, February 25, 2019, April 4, 2019 (including Item 7.01 thereof and Exhibits 99.1, 99.2 and 99.3 thereto), April  24, 2019 and April 26, 2019;

∎

our Definitive Proxy Statement on Schedule 14A with respect to the business combination filed with the SEC on November 1, 2018 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC);

∎	the information specifically incorporated by reference into our Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2019; and

∎

the description of our shares of common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on May  24, 2016 and amended on November 19, 2018, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus supplement and the accompanying prospectus, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein or therein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request copies of these documents, at no cost to you, from our website (www.waitrapp.com), or by writing or telephoning us at the following address:

Waitr Holdings Inc.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

Attn: Secretary

1-800-661-9036

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$300,000,000

WAITR HOLDINGS INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

We may offer and sell, at any time and from time to time, in one or more offerings, any of the following securities:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants; and

•	subscription rights.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

When we issue new securities, we may offer them for sale to or through underwriters, dealers and agents or directly to purchasers. The applicable prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering, including any required information about the firms we use and the discounts or commissions we may pay them for their services.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “WTRH.”

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports filed with the Securities and Exchange Commission, in any applicable prospectus supplement relating to a specific offering of securities and in any other documents we file with the Securities and Exchange Commission. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, in our other filings with the Securities and Exchange Commission and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2019.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement, and in other offering material, including free writing prospectuses, if any, or information contained in documents which you are referred to by this prospectus or any prospectus supplement, or in other offering material, if any. We have not authorized anyone to provide you with different information. We are not offering to sell any securities in any jurisdiction where such offer and sale are not permitted. The information contained in or incorporated by reference into this prospectus or any prospectus supplement, free writing prospectus or other offering material is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell in one or more offerings from time to time any combination of securities described in this prospectus up to a maximum aggregate offering price of $300,000,000.

This prospectus provides you with only a general description of the securities we may offer. It is not meant to be a complete description of any security. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. We and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.” The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement, the documents incorporated by reference herein or therein, and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material. If there is any inconsistency between this prospectus and the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Unless otherwise indicated or the context otherwise requires, all references to “Company,” “we,” “us” and “our” refer to Waitr Holdings Inc. and our subsidiaries. When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus and any accompanying prospectus supplement, whether they are the holders or only indirect owners of those securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. Specifically, forward-looking statements may include statements relating to:

•	our future financial performance;

•	the expected benefits from being a public company;

•

the expected benefits and synergies from the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 11, 2018, by and among the Company, BiteSquad.com, LLC, a Minnesota limited liability company (“Bite Squad”), and Wingtip Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Bite Squad Merger Sub”), including the merger of Bite Squad with and into Bite Squad Merger Sub, with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability Company Act as a wholly-owned, indirect subsidiary of the Company (the “Bite Squad Merger”);

•	the markets in which we operate;

•	expansion plans and opportunities; and

•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that our recent business combination and/or the Bite Squad Merger disrupts current plans and operations;

•

the ability to recognize the anticipated benefits of our recent business combination and the Bite Squad Merger, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the integration of Bite Squad into our business;

•	changes in applicable laws or regulations;

•	fluctuations in the U.S. and/or global stock markets;

•	the possibility that we may be adversely affected by other economic, business and/or competitive factors; and

•

other risks and uncertainties described in this prospectus under “Risk Factors” and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CERTAIN DEFINED TERMS

“Bite Squad” means BiteSquad.com, LLC, a Minnesota limited liability company.

“Bite Squad Merger” means the transactions contemplated by the Bite Squad Merger Agreement, including the merger of Bite Squad with and into Bite Squad Merger Sub, with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability Company Act as a wholly-owned, indirect subsidiary of the Company.

“Bite Squad Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 11, 2018, by and among the Company, Bite Squad and Bite Squad Merger Sub.

“Bite Squad Merger Sub” means Wingtip Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“business combination” means the transactions contemplated by the Merger Agreement consummated on November 15, 2018, including the merger of Waitr with and into Merger Sub with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly-owned indirect subsidiary of the Company.

“Board” means the board of directors of the Company.

“Bylaws” means our second amended and restated bylaws as currently in effect.

“Charter” means our third amended and restated certificate of incorporation as currently in effect.

“Class F common stock” means the Class F common stock, par value $0.0001 per share, that was converted into common stock at the closing of the business combination.

“Closing” means the closing of the business combination.

“Closing Date” means November 15, 2018, the closing date of the business combination.

“common stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Waitr Holdings Inc., a Delaware corporation (formerly known as Landcadia Holdings, Inc.).

“Convertible Notes” means the $60,000,000 aggregate principal amount of convertible promissory notes issued to the Luxor Parties pursuant to the Convertible Notes Agreement.

“Convertible Notes Agreement” means that certain credit agreement, dated as of November 15, 2018, as amended on January 17, 2019, by and among the Company, as borrower, various lenders and Luxor Capital, as administrative agent and lead arranger.

“Credit Agreement” means that certain credit and guaranty agreement, dated as of November 15, 2018, as amended on January 17, 2019, by and among Merger Sub, as borrower, Waitr Intermediate Holdings, LLC, certain subsidiaries of Merger Sub, as guarantors, various lenders and Luxor Capital, as administrative agent, collateral agent and lead arranger.

“Debt Facility” means the $67,080,000 senior secured first priority term loan facility provided to Merger Sub pursuant to the Credit Agreement.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“IPO” means the Company’s initial public offering of units, which closed on June 1, 2016.

“Landcadia” means the Company prior to the Closing.

“Luxor Capital” means Luxor Capital Group, LP.

“Luxor Parties” means Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Wavefront, LP and Lugard Road Capital Master Fund, LP.

“Luxor Warrants” means the four warrants exercisable for 384,615 shares of common stock issued to the Luxor Parties in connection with the Credit Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 16, 2018, by and among the Company, Merger Sub and Waitr, pursuant to which, on the terms and conditions contained therein, Waitr merged with and into Merger Sub, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly-owned indirect subsidiary of the Company.

“Merger Sub” means Waitr Inc. (formerly known as Landcadia Merger Sub, Inc.), a Delaware corporation and wholly-owned subsidiary of the Company.

“Nasdaq” means the Nasdaq Global Select Market.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” means Fertitta Entertainment, Inc., a Texas corporation, and Jefferies Financial Group, Inc., a New York corporation.

“units” means the units of the Company sold in its IPO.

“Waitr” means Waitr Incorporated, a Louisiana corporation, which merged with and into Merger Sub at the Closing, with Merger Sub surviving the merger in accordance with the DGCL as a wholly-owned indirect subsidiary of the Company.

“Waitr securityholders” means the former holders of Waitr’s securities or options that received securities of the Company at the Closing pursuant to the Merger Agreement.

ABOUT WAITR HOLDINGS INC.

We operate an online ordering and delivery platform that enables consumers to discover and order meals from local restaurants, powered by our team of delivery drivers. We facilitate ordering of food and beverages by diners from restaurants for takeout and delivery primarily through our mobile phone application and our website. Our differentiated business model is the three-sided marketplace, enabled by our purpose-built platform, serving restaurants, drivers and diners. We currently operate in small and medium sized markets across the United States.

We were originally incorporated on November 19, 2008, as Leucadia Development Corporation and changed our name to Landcadia Holdings, Inc. on September 15, 2015. On November 15, 2018, we consummated a business combination with Waitr and related transactions. In connection with the business combination, we changed our name from Landcadia Holdings, Inc. to Waitr Holdings Inc.

On January 17, 2019, we completed the Bite Squad Merger, pursuant to which Bite Squad became a wholly-owned, indirect subsidiary of the Company.

Our principal executive offices are located at 844 Ryan Street, Suite 300, Lake Charles, Louisiana 70601 and our telephone number is 1-800-661-9036. Our website is located at www.waitrapp.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement, as well as in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), which are incorporated herein by reference. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable prospectus supplement will be used for working capital and other general corporate purposes. We will have significant discretion in the use of any net proceeds. General corporate purposes may include, but are not limited to:

•	the financing of possible acquisitions or business expansion;

•	the repayment or refinancing of debt; or

•	capital expenditures.

The net proceeds from the sale of securities may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose. When particular securities are offered, we will describe in the applicable prospectus supplement our intended use for the net proceeds received from the sale of such securities.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities, copies of which have been filed with the SEC. These documents are also incorporated by reference into the registration statement of which this prospectus forms a part.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 250,000,000 shares of capital stock, consisting of (i) 249,000,000 shares of common stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. As of April 3, 2019, there were 69,918,453 shares of common stock outstanding, held of record by approximately 500 holders, no shares of preferred stock outstanding, and four Luxor Warrants held by four holders, and four Convertible Notes held by four holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

We have not paid any cash dividends on our common stock to date. Holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) generally serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our common stock.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Luxor Warrants

In connection with the Debt Facility, we issued four Luxor Warrants to the lenders under the Debt Facility, exercisable for 384,615 shares of common stock. The Luxor Warrants became exercisable after the consummation of the business combination and (i) will expire four (4) years from the Closing Date, (ii) have an exercise price of $13.00 per share, and (iii) include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares. Holders of the Luxor Warrants have customary registration rights with respect to the shares underlying the Luxor Warrants. In addition, the Company is required to repay the Debt Facility in full in the event that either (i) the registration statement for the resale of the shares of our common stock underlying the Convertible Notes and Luxor Warrants has not been filed by December 15, 2018, or (ii) such registration statement is not effective within 180 days after the Closing Date. Such repayment shall be payable within nine months after the Debt Facility becomes due. We filed a registration statement for the resale of the shares of our common stock underlying the Convertible Notes and Luxor Warrants on December 7, 2018, and such registration statement became effective on February 14, 2019.

Convertible Notes

On November 15, 2018, in connection with the business combination, we entered into the Convertible Notes Agreement, pursuant to which we issued unsecured convertible promissory notes to the Luxor Parties in the aggregate principal amount of $60,000,000. The Convertible Notes bear interest at 1.0% per annum, paid quarterly in cash, and will mature four years from the date of the Closing, unless earlier converted at the election of the holder. Upon maturity, the outstanding Convertible Notes (and any accrued but unpaid interest) will be repaid in cash or converted into shares of common stock, at the holder’s election.

At any time at the holder’s election, each Convertible Note may be converted in whole or in part into shares of common stock at a rate of $13.00 per share (subject to a 9.9% conversion cap). The Convertible Notes include customary anti-dilution protection, including broad-based weighted average adjustments for issuances of additional shares, and the shares issuable upon their conversion have certain registration rights.

We may only prepay the Convertible Notes with the consent of the holders of at least a majority-in-interest of the outstanding Convertible Notes.

Our payment obligations on the Convertible Notes are not guaranteed. The Convertible Notes Agreement contains negative covenants, affirmative covenants, representations and warranties and events of default that are substantially similar to those that are set forth in the Credit Agreement and applicable to Merger Sub (except those that relate to collateral and related security interests, which are not contained in the Convertible Notes Agreement or otherwise applicable to the Convertible Notes).

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, our Charter and our Bylaws

We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our Charter provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings. The affirmative vote of holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors is required to remove a director.

In addition, our Charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances. Our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our Charter also requires the approval by affirmative vote of the holders of at least seventy-five percent (75%) of our common stock for stockholders to make any amendment to key provisions of our Charter or Bylaws. Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Authorized shares may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While the Company was formed as a shell company, upon the consummation of the business combination, the Company ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

On November 15, 2018, in connection with the business combination, we entered into that certain amended and restated registration rights agreement, dated as of November 15, 2018 (the “A&R Registration Rights Agreement”), with the Sponsors and the investors named on the signature pages thereto (collectively, the “Waitr Investors”) that amends and restates that certain registration rights agreement, dated May 25, 2016, by and among Landcadia and certain of its initial investors. The agreement provides certain registration rights and rights with respect to underwritten offerings to the Waitr Investors and provides that we were required, not later than 120 days after the Closing, to file a registration statement covering (i) the shares of common stock issued at the Closing upon conversion of the outstanding shares of Class F common stock, and (ii) the shares of common stock issued to Waitr securityholders at the Closing. Subject to certain exceptions, we were required to bear all Registration Expenses (as defined in the A&R Registration Rights Agreement).

On November 15, 2018, in connection with the business combination, we also entered into that certain registration rights agreement, dated as of November 15, 2018 (the “Luxor Registration Rights Agreement”), with the Luxor Parties. The agreement provides certain registration rights and rights with respect to underwritten offerings to the Luxor Parties and provides that we were required, not later than December 15, 2018, to file a registration statement covering (i) the Luxor Warrants and the shares of common stock issuable upon conversion of the Luxor Warrants and (ii) the shares of common stock issuable upon conversion of the Convertible Notes. Subject to certain exceptions, we were required to bear all Registration Expenses (as defined in the Luxor Registration Rights Agreement). We also entered into a letter agreement on November 15, 2018 with the Luxor Parties providing that lenders under the Convertible Notes Agreement holding Term Loan Exposure (as defined in the Convertible Notes Agreement) representing more than 50% of the aggregate Term Loan Exposure of all lenders may require us to (i) exchange all or any portion of their Notes for new convertible notes of the Company issued pursuant to an indenture that complies with the Trust Indenture Act of 1939, as amended, and (ii) register the resale of such new notes, on the terms and subject to the conditions set forth therein.

On January 17, 2019, in connection with the closing of the Bite Squad Merger (“the “Bite Squad Closing”), the Company entered into a registration rights agreement (the “Bite Squad Registration Rights Agreement”) with the investors named on the signature pages thereto (collectively, the “Bite Squad Investors”). The agreement provides certain registration rights and rights with respect to underwritten offerings to the Bite Squad Investors and provides that we were required, not later than 30 days after the Bite Squad Closing, to file a registration statement covering the shares of common stock issued to former securityholders of Bite Squad at the Bite Squad Closing. Subject to certain exceptions, we were required to bear all Registration Expenses (as defined in the Bite Squad Registration Rights Agreement).

Pursuant to the registration rights agreements described above, we filed with the SEC a registration statement on Form S-3 on December 7, 2018 (File No. 333-228722), covering (i) the shares of common stock issued at the Closing upon conversion of the outstanding shares of Class F common stock, (ii) the shares of common stock issued to Waitr securityholders at the Closing, (iii) the Luxor Warrants and the shares of common stock issuable upon conversion of the Luxor Warrants, (iv) the shares of common stock issuable upon conversion of the Convertible Notes, and (v) the shares of common stock issued to former securityholders of Bite Squad at the Bite Squad Closing. Such registration statement was declared effective by the SEC on February 14, 2019.

Listing of Securities

Our common stock is listed on Nasdaq under the symbol “WTRH.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we may include in any applicable prospectus supplements and in any related free writing prospectuses, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any debt securities that we may offer, we will describe the particular terms of any debt securities in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We may issue debt securities from time to time in one or more distinct series. The debt securities may be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a senior indenture and subordinated debt securities may be issued under a subordinated indenture. If we issue debt securities pursuant to an indenture, in the applicable prospectus supplement we will specify the trustee under such indenture. We will include in a supplement to this prospectus the specific terms of debt securities being offered, including the terms, if any, on which debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of debt securities and any indentures are summaries of these provisions and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indentures (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture).

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•	if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is U.S. dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of default or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

•	if other than U.S. dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•

if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-U.S. holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

In addition, any debt securities offered hereby may be convertible into or exchangeable for Common Stock, Preferred Stock or other debt securities. The applicable prospectus supplement will set forth the terms and conditions of such conversion or exchange, including, if applicable:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We expect the following provisions will generally apply to warrants we may offer, unless we specify otherwise in the applicable prospectus supplement.

We may issue warrants for the purchase of common stock, preferred stock or debt securities (collectively “warrants”). Warrants may be issued independently or together with common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement (a “warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “warrant agent”). The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the warrants are subject to, and are qualified in their entirety by reference to, the provisions of the warrant agreement.

General

If we offer warrants to purchase common stock, preferred stock or debt securities, the related prospectus supplement will describe the terms of the warrants, including, if applicable:

•	the title of the warrants;

•	the offering price, if any;

•	the aggregate number of warrants;

•

the designation, terms and principal amount of the common stock, preferred stock or debt securities purchasable upon exercise of the warrants and the initial price at which such securities may be purchased upon exercise;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	a discussion of certain federal income tax considerations, if applicable;

•	the redemption or call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

The shares of common stock or preferred stock issuable upon exercise of the warrants will, when issued in accordance with the warrant agreement, be fully paid and non-assessable.

No Rights

Holders of warrants will not be entitled, by virtue of being such holders, to any rights of holders of the underlying securities. For example, holders of warrants will have no rights to:

•	vote or consent;

•	receive dividends;

•	payments of principal of and interest, if any, on the securities;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights whatsoever as our stockholders.

Exchange of Warrant Certificate

Warrant certificates may be exchanged for new warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the warrant agent, which will be listed in the related prospectus supplement, or at such other office as may be set forth therein.

Exercise of Warrants

Warrants may be exercised by surrendering the warrant certificate at the corporate trust office of the warrant agent, with the form of election to purchase on the reverse side of the warrant certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the prospectus supplement. Upon the exercise of warrants, the warrant agent will, as soon as practicable, deliver the securities in authorized denominations in accordance with the instructions of the exercising warrant holder and at the sole cost and risk of such holder. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered. A holder or prospective holder of subscription rights should refer to the applicable prospectus supplement for more specific information.

PLAN OF DISTRIBUTION

We may sell common stock, preferred stock, debt securities, warrants, and/or subscription rights in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly by us;

•	through agents;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplements relating to an offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

Any public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on Nasdaq, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, we will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to that offering, unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Other than our common stock, which is listed on the Nasdaq, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a market for the offered securities.

EXPERTS

The consolidated financial statements of Waitr Holdings Inc. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the consolidated financial statements of Waitr Incorporated as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on November 1, 2018, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Landcadia as of December 31, 2017 and 2016, and for the years ended December 31, 2017, 2016 and 2015 have been incorporated in this prospectus by reference in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference in this prospectus by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 1, 2018 and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Bite Squad as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 incorporated in this prospectus by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2019 have been audited by RSM US LLP, independent auditor, in reliance upon such report given on the authority of such firm as expert in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Winston & Strawn LLP, New York, New York. Certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public on the SEC’s website at www.sec.gov.

Our website address is www.waitrapp.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof until the termination of any offering and after the date of the initial registration statement and prior to the effectiveness of the registration statement, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto, unless specifically referenced below.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 15, 2019;

•

our Current Reports on Form 8-K filed with the SEC on January 18, 2019, January 25, 2019, February  11, 2019, February 25, 2019 and April  4, 2019 (including Item 7.01 thereof and Exhibits 99.1, 99.2 and 99.3 thereto);

•

our Definitive Proxy Statement on Schedule 14A with respect to the business combination filed with the SEC on November 1, 2018 (other than those portions of such Proxy Statement not deemed to be “filed” with the SEC); and

•

the description of our shares of common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on May  24, 2016 and amended on November 19, 2018, including any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of these documents, at no cost to you, from our website (www.waitrapp.com), or by writing or telephoning us at the following address:

Waitr Holdings Inc.

844 Ryan Street, Suite 300

Lake Charles, Louisiana 70601

Attn: Secretary

1-800-661-9036

Exhibits to these documents will not be sent, however, unless those exhibits have been specifically incorporated by reference into this prospectus.

6,757,000 Shares

Waitr Holdings Inc.

Common Stock

PROSPECTUS SUPPLEMENT

May 16, 2019